Exhibit 99.5
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Stockholder
Revlon Consumer Products Corporation:
We have audited the accompanying consolidated balance sheets of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholder’s deficiency and comprehensive (loss) income, and cash flows for each of the years in the three-year period ended December 31, 2007. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed on page 47. These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and the financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Revlon Consumer Products Corporation and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” as of January 1, 2007, Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment”, as of January 1, 2006, and SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — An Amendment of FASB Statement No. 87, 88, 106 and 132(R)”, as of December 31, 2006 for the recognition and disclosure provisions and as of January 1, 2007 for the measurement date provisions. As discussed in Note 18 B & C, the Company has updated its financial statements to reflect the sale of its Brazilian subsidiary as discontinued operations and Revlon, Inc.’s 1-for-10 reverse stock split.
/s/ KPMG LLP
New York, New York
March 5, 2008 (except for Note 18 B & C which is as of November 5, 2008)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in millions, except share and per share amounts)

	December 31,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$45.1	$35.2
Trade receivables, less allowance for doubtful accounts of $3.5 and $3.5 as of December 31, 2007 and 2006, respectively	196.2	200.8
Inventories	165.7	182.8
Prepaid expenses and other	68.0	65.6
Current assets of discontinued operations	16.6	15.7

Total current assets	491.6	500.1
Property, plant and equipment, net	112.7	114.3
Other assets	117.9	142.2
Goodwill, net	182.7	182.7
Other assets of discontinued operations	4.8	4.7

Total assets	$909.7	$944.0

LIABILITIES AND STOCKHOLDER’S DEFICIENCY
Current liabilities:
Short-term borrowings	$1.7	$5.1
Current portion of long-term debt	6.5	—
Accounts payable	88.5	94.2
Accrued expenses and other	243.0	266.7
Current liabilities of discontinued operations	9.0	11.1

Total current liabilities	348.7	377.1
Long-term debt	1,432.4	1,501.8
Long-term pension and other post-retirement plan liabilities	112.4	175.7
Other long-term liabilities	75.9	101.8
Other long-term liabilities of discontinued operations	1.9	5.2

Stockholder’s deficiency:
Preferred Stock, par value $1.00 per share; 1,000 shares authorized, 546 issued and outstanding as of December 31, 2007 and 2006, respectively	54.6	54.6
Common Stock, par value $1.00 per share; 10,000 shares authorized and 5,260 shares issued and outstanding as of December 31, 2007 and 2006, respectively	—	—
Additional paid-in capital	926.0	820.4
Accumulated deficit	(1,953.5)	(1,968.4)
Accumulated other comprehensive loss	(88.7)	(124.2)

Total stockholder’s deficiency	(1,061.6)	(1,217.6)

Total liabilities and stockholder’s deficiency	$909.7	$944.0

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in millions, except share amounts)

	Year Ended December 31,
	2007	2006	2005
Net sales	$1,367.1	$1,298.7	$1,303.5
Cost of sales	505.7	527.7	493.0

Gross profit	861.4	771.0	810.5
Selling, general and administrative expenses	728.7	789.0	738.7
Restructuring costs and other, net	7.3	27.4	1.5

Operating income (loss)	125.4	(45.4)	70.3

Other expenses (income):
Interest expense	135.6	147.7	129.5
Interest income	(1.9)	(1.1)	(3.8)
Amortization of debt issuance costs	3.3	7.5	6.9
Foreign currency (gains) losses, net	(6.8)	(1.5)	0.5
Loss on early extinguishment of debt	0.1	23.5	9.0
Miscellaneous, net	(0.4)	3.9	(0.4)

Other expenses, net	129.9	180.0	141.7

Loss from continuing operations before income taxes	(4.5)	(225.4)	(71.4)
Provision for income taxes	7.4	19.9	8.0

Loss from continuing operations	(11.9)	(245.3)	(79.4)
Income from discontinued operations, net of income taxes	2.9	0.8	1.6

Net loss	$(9.0)	$(244.5)	$(77.8)

See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIENCY
AND COMPREHENSIVE (LOSS) INCOME
(dollars in millions)

		Additional Paid-		Accumulated
		In-Capital		Other
		(Capital	Accumulated	Comprehensive	Total Stockholder’s
	Preferred Stock(a)	Deficiency)	Deficit	Loss(b)	Deficiency
Balance, January 1, 2005	$54.6	$694.0	$(1,646.1)	$(124.3)	$(1,021.8)
Amortization of deferred compensation for restricted stock		5.8			5.8
Comprehensive loss:
Net loss			(77.8)		(77.8)
Adjustment for minimum pension liability				6.7	6.7
Revaluation of foreign currency forward exchange contracts				2.4	2.4
Currency translation adjustment				(6.5)	(6.5)

Total comprehensive loss					(75.2)

Balance, December 31, 2005	54.6	699.8	(1,723.9)	(121.7)	(1,091.2)
Capital contribution from direct parent, net		107.5			107.5
Stock option compensation		7.1			7.1
Amortization of deferred compensation for restricted stock		6.0			6.0
Comprehensive loss:
Net loss			(244.5)		(244.5)
Revaluation of foreign currency forward exchange contracts				(0.1)	(0.1)
Currency translation adjustment				3.2	3.2
Adjustment for minimum pension liability (a)				19.0	19.0

Total comprehensive loss (b)					(222.4)
Net adjustment to initially apply SFAS No. 158, net of tax(b)				(24.6)	(24.6)

Balance, December 31, 2006	54.6	820.4	(1,968.4)	(124.2)	(1,217.6)
SFAS No. 158 adjustment (c)			(2.9)	10.3	7.4
Adjustment for adoption of FIN 48 (d)			26.8		26.8

Adjusted balance, January 1, 2007	54.6	820.4	(1,944.5)	(113.9)	(1,183.4)
Capital contribution from direct parent, net		98.9			98.9
Stock option compensation		1.5			1.5
Amortization of deferred compensation for restricted stock		5.2			5.2
Comprehensive (loss) income:
Net loss			(9.0)		(9.0)
Revaluation of financial derivative instruments (e)				(1.7)	(1.7)
Currency translation adjustment				(2.0)	(2.0)
Amortization under SFAS No. 158 (f)				28.9	28.9

Total comprehensive income					16.2

Balance, December 31, 2007	$54.6	$926.0	$(1,953.5)	$(88.7)	$(1,061.6)

(a)	Amount relates to the 2006 adjustment for minimum pension liability in accordance with SFAS No. 87, “Employers’ Accounting for Pensions”. (See Note 11, “Savings Plan, Pension and Post-retirement Benefits”).

(b)	In December 2006, the Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (“SFAS No. 158”). As a result, a net adjustment of $(24.6) million was recorded to the ending balance of Accumulated Other Comprehensive Loss. The Company has adjusted the presentation of 2006 Total Comprehensive Loss to separately report the $19.0 million adjustment for minimum pension liability and the $(24.6) million adjustment for the initial adoption of SFAS No. 158. (See Note 11, “Savings Plan, Pension and Post-retirement Benefits”).

(c)	Due to the Company’s early adoption of the provisions under SFAS No. 158, effective as of January 1, 2007 requiring a measurement date for determining defined benefit plan assets and obligations using the Company’s fiscal year end of December 31st, rather than using a September 30th measurement date, the Company recognized a net reduction to the beginning balance of Accumulated Other Comprehensive Loss of $10.3 million, as set forth in the table above, which is comprised of (1) a $9.4 million reduction to Accumulated Other Comprehensive Loss due to the revaluation of the pension liability as a result of the change in the measurement date and (2) a $0.9 million reduction to Accumulated Other Comprehensive Loss of amortization of prior service costs, actuarial gains/losses and return on assets over the period from October 1, 2006 to December 31, 2006. In addition, the Company recognized a $2.9 million increase to the beginning balance of Accumulated Deficit, as set forth in the table above, which represents the total net periodic benefit costs incurred from October 1, 2006 to December 31, 2006. (See Note 11, “Savings Plan, Pension and Post-retirement Benefits”).

(d)	Due to the Company’s adoption of FIN 48, “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109” effective for the fiscal year beginning January 1, 2007, the Company reduced its total tax reserves by $26.8 million, which resulted in a corresponding reduction to the accumulated deficit component of Accumulated Other Comprehensive Loss, as set forth in the table above. (See Note 10, “Income Taxes”).

(e)	Due to the Company’s use of derivative financial instruments, the net amount of hedge accounting derivative losses recognized by the Company, as set forth in the table above, pertains to (1) the reversal of $0.4 million of net losses accumulated in Accumulated Other Comprehensive Loss at January 1, 2007 upon the Company’s election during the fiscal quarter ended March 31, 2007 to discontinue the application of hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” for certain derivative financial instruments, as the Company no longer designates its foreign currency forward exchange contracts as hedging instruments; the reversal of a $0.4 million gain pertaining to a net receipt settlement in December 2007 under the terms of Products Corporation’s floating-to-fixed interest rate swap transaction, executed in September 2007, with a notional amount of $150 million relating to indebtedness under Products Corporation’s 2006 Term Loan Facility and (2) $1.7 million of net losses accumulated in Accumulated Other Comprehensive Loss pertaining to the change in fair value of the above-mentioned floating-to fixed interest rate swap. The Company has designated the floating-to-fixed interest rate swap as a hedging instrument and accordingly applies hedge accounting under SFAS No. 133 to such swap transaction. (See Note 9, “Financial Instruments” to the Consolidated Financial Statements and the discussion of Critical Accounting Policies in Exhibit 99.4).

(f)	Amount represents a reduction in Accumulated Other Comprehensive Loss as a result of the amortization of unrecognized prior service costs and actuarial gains/losses arising during 2007 related to the Company’s pension and other post-retirement plans. (See Note 13, “Accumulated Other Comprehensive Loss”).
See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	December 31,
	2007	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9.0)	$(244.5)	$(77.8)
Adjustments to reconcile net loss to net cash used in continuing operating activities:
Income from discontinued operations, net of income taxes	(2.9)	(0.8)	(1.6)
Depreciation and amortization	99.6	122.4	102.6
Amortization of debt discount	0.6	0.6	0.2
Stock compensation amortization	6.7	13.1	5.8
Loss on early extinguishment of debt	0.1	23.5	9.0
Change in assets and liabilities:
Decrease (increase) in trade receivables	9.3	78.7	(85.6)
Decrease (increase) in inventories	21.0	36.2	(68.0)
Decrease in prepaid expenses and other current assets	—	(6.6)	(2.9)
(Decrease) increase in accounts payable	(5.6)	(29.7)	22.0
(Decrease) increase in accrued expenses and other current liabilities	(78.3)	(69.9)	13.9
Purchase of permanent displays	(49.8)	(98.5)	(69.5)
Other, net	8.6	35.8	14.2

Net cash provided by (used in) continuing operating activities	0.3	(139.7)	(137.7)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(19.8)	(22.1)	(25.4)
Investment in debt defeasance trust	—	—	(197.9)
Liquidation of investment in debt defeasance trust	—	—	197.9
Payment received on note from parent	—	—	10.0
Proceeds from the sale of certain assets	2.4	—	—

Net cash used in investing activities	(17.4)	(22.1)	(15.4)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in short-term borrowings and overdraft	(5.4)	(9.4)	(12.7)
(Repayment) borrowings under the 2006 Revolving Credit Facility, net	(14.0)	57.5	—
Borrowings under the 2004 Term Loan Facility	—	100.0
Borrowings under the 2006 Term Loan Facility	—	840.0	—
Proceeds from the issuance of long-term debt	0.7	—	386.2
Repayment of long-term debt	(50.2)	(917.8)	(297.9)
Capital contribution from parent, net	98.9	107.5	—
Payment of financing costs	(0.9)	(14.8)	(12.0)

Net cash provided by financing activities	29.1	163.0	63.6

CASH FLOWS FROM DISCONTINUED OPERATIONS ACTIVITIES:
Net cash provided by discontinued operating activities	3.5	1.1	(2.0)
Net cash provided by discontinued investing activities	(0.2)	(0.3)	(0.4)
Net cash provided by discontinued financing activities	(4.6)	0.3	3.9
Change in cash from discontinued operations	(1.3)	—	—

Net cash (used in) provided by discontinued operations	(2.6)	1.1	1.5

Effect of exchange rate changes on cash and cash equivalents	0.5	0.8	(0.5)

Net increase (decrease) in cash and cash equivalents	9.9	3.1	(88.5)
Cash and cash equivalents at beginning of period	35.2	32.1	120.6

Cash and cash equivalents at end of period	$45.1	$35.2	$32.1

Supplemental schedule of cash flow information:
Cash paid during the period for:
Interest	$137.6	$155.6	$123.5
Income taxes, net of refunds	$14.6	$12.5	$17.9
See Accompanying Notes to Consolidated Financial Statements

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Principles of Consolidation and Basis of Presentation:
     Revlon Consumer Products Corporation (“Products Corporation” and together with its subsidiaries, the “Company”) operates in a single segment and manufactures and sells an extensive array of cosmetics, women’s hair color, beauty tools, fragrances, skincare, anti-perspirants/deodorants and other personal care products. The Company’s principal customers include large mass volume retailers and chain drug stores in the U.S., as well as certain department stores and other specialty stores, such as perfumeries, outside the U.S. The Company also sells beauty products to U.S. military exchanges and commissaries and has a licensing business, pursuant to which the Company licenses certain of its key brand names to third parties for complementary beauty-related products and accessories.
     Products Corporation is a direct wholly-owned subsidiary of Revlon, Inc., which is a direct and indirect majority-owned subsidiary of MacAndrews & Forbes Holdings Inc. (“MacAndrews & Forbes Holdings” and, together with certain of its affiliates other than the Company, “MacAndrews & Forbes”), a corporation wholly-owned by Ronald O. Perelman.
     The accompanying Consolidated Financial Statements include the accounts of the Company after elimination of all material intercompany balances and transactions.
     As a result of the reverse stock split of Revlon, Inc.’s Class A and Class B common stock at a split ratio of 1-for-10 effected by Revlon, Inc. on September 15, 2008 (the “Reverse Stock Split”), per share amounts and shares outstanding, as well as outstanding restricted stock, restricted stock units, stock options and stock appreciation rights, have been retroactively restated. (See Note 18, “Subsequent Events”).
     The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the periods presented. Actual results could differ from these estimates. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. Significant estimates made in the accompanying Consolidated Financial Statements include, but are not limited to, allowances for doubtful accounts, inventory valuation reserves, expected sales returns and allowances, certain assumptions related to the recoverability of intangible and long-lived assets, reserves for estimated tax liabilities, restructuring costs, certain estimates and assumptions used in the calculation of the fair value of stock options issued to employees and the derived compensation expense and certain estimates regarding the calculation of the net periodic benefit costs and the projected benefit obligation for the Company’s pension and other post-retirement plans.
Cash and Cash Equivalents:
     Cash equivalents are primarily investments in high-quality, short-term money market instruments with original maturities of three months or less and are carried at cost, which approximates fair value. Cash equivalents were $8.1 million and $5.1 million as of December 31, 2007 and 2006, respectively. Accounts payable includes $7.4 million and $9.1 million of outstanding checks not yet presented for payment at December 31, 2007 and 2006, respectively.
     In accordance with borrowing arrangements with certain financial institutions, Products Corporation is permitted to borrow against its cash balances. The cash available to Products Corporation is the net of the cash position less amounts supporting these short-term borrowings. The cash balances and related borrowings are shown gross in the Company’s Consolidated Balance Sheets. As of December 31, 2007 and 2006, the Company had nil and $2.7 million, respectively, of cash supporting such short-term borrowings. (See Note 7, “Short-Term Borrowings”).
Accounts Receivable:
     Accounts receivable represent payments due to the Company for previously recognized net sales, reduced by an allowance for doubtful accounts for balances which are estimated to be uncollectible at December 31, 2007 and 2006, respectively. The Company grants credit terms in the normal course of business to its customers. Trade credit is extended based upon periodically updated evaluations of each customer’s ability to perform its obligations. The Company does not normally require collateral or other security to support credit sales. The allowance for doubtful accounts is determined based on historical experience and ongoing evaluations of the Company’s receivables and evaluations of the risks of payment. Accounts receivable balances are recorded against the allowance for doubtful accounts when they are deemed uncollectible. Recoveries of accounts receivable previously recorded against the allowance are recorded in the Consolidated Statements of Operations when received. At December 31, 2007 and 2006, the Company’s three largest customers accounted for an aggregate of approximately 35% and 33%, respectively, of outstanding accounts receivable.
Inventories:
     Inventories are stated at the lower of cost or market value. Cost is principally determined by the first-in, first-out method. The Company records adjustments to the value of inventory based upon its forecasted plans to sell its inventories, as well as planned product discontinuances. The physical condition (e.g., age and quality) of the inventories is also considered in

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
establishing the valuation. These adjustments are estimates, which could vary significantly, either favorably or unfavorably, from the amounts that the Company may ultimately realize upon the disposition of inventories if future economic conditions, customer inventory levels, product discontinuances, return levels or competitive conditions differ from the Company’s estimates and expectations.
Property, Plant and Equipment and Other Assets:
     Property, plant and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of such assets as follows: land improvements, 20 to 40 years; buildings and improvements, 5 to 45 years; machinery and equipment, 3 to 17 years; and office furniture and fixtures and capitalized software, 2 to 12 years. Leasehold improvements are amortized over their estimated useful lives or the terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.
     Long-lived assets, including fixed assets and intangibles other than goodwill, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the undiscounted future cash flows (excluding interest) resulting from the use of the asset and its ultimate disposition. If the sum of the undiscounted cash flows (excluding interest) is less than the carrying value, the Company recognizes an impairment loss, measured as the amount by which the carrying value exceeds the fair value of the asset.
     Included in other assets are net permanent wall displays amounting to approximately $78.1 million and $103.6 million as of December 31, 2007 and 2006, respectively, which are amortized over a period of 1 to 3 years in the U.S. and generally over 3 to 5 years outside of the U.S. In the event of product discontinuances, from time to time the Company may accelerate the amortization of related permanent wall displays based on the estimated remaining useful life of the asset. Amortization expense for permanent wall displays for 2007, 2006 and 2005 was $73.8 million, $85.7 million and $70.4 million, respectively. The Company has included, in other assets, net costs related to the issuance of Products Corporation’s debt instruments amounting to approximately $19.1 million and $22.2 million as of December 31, 2007 and 2006, respectively, which are amortized over the terms of the related debt instruments. In addition, the Company has included, in other assets, trademarks, net, of $7.8 million and $8.2 million as of December 31, 2007 and 2006, respectively, and patents, net, of $0.8 million and $1.4 million as of December 31, 2007 and 2006, respectively. Patents and trademarks are recorded at cost and amortized ratably over approximately 10 to 17 years. Amortization expense for patents and trademarks for 2007, 2006 and 2005 was $1.9 million, $2.2 million and $2.0 million, respectively.
Intangible Assets Related to Businesses Acquired:
     Intangible assets related to businesses acquired principally consist of goodwill, which represents the excess purchase price over the fair value of assets acquired. The Company accounts for its goodwill and intangible assets in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets”, and does not amortize its goodwill. The Company reviews its goodwill for impairment at least annually, or whenever events or changes in circumstances would indicate possible impairment in accordance with SFAS No. 142. The Company performs its annual impairment test of goodwill as of September 30 and performed the annual test as of each of September 30, 2007 and 2006 and concluded that no impairment existed at either date. The Company operates in one reportable segment, which is also the only reporting unit for purposes of SFAS No. 142. Since the Company currently only has one reporting unit, all of the goodwill has been assigned to the enterprise as a whole. The Company compared its estimated fair value of goodwill as measured by, among other factors, its market capitalization to its net assets and since the fair value of goodwill was substantially greater than the Company’s net assets, the Company concluded that as of December 31, 2007 there was no impairment of goodwill. The amount outstanding for goodwill, net, was $182.7 million and $182.7 million at December 31, 2007 and 2006, respectively. Accumulated amortization of goodwill aggregated $117.3 million and $117.3 million at December 31, 2007 and 2006, respectively. Amortization of goodwill ceased as of January 1, 2002 upon the Company’s adoption of SFAS No. 142.
     In accordance with SFAS No. 142, the Company’s intangible assets with finite useful lives are amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment whenever events or changes in circumstances would indicate possible impairment in accordance with FASB Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”.
Revenue Recognition:
     Sales are recognized when revenue is realized or realizable and has been earned. The Company’s policy is to recognize revenue when risk of loss and title to the product transfers to the customer. Net sales is comprised of gross revenues less expected returns, trade discounts and customer allowances, which include costs associated with off-invoice mark-downs and other price reductions, as well as trade promotions and coupons. These incentive costs are recognized at the later of the date on which the Company recognizes the related revenue or the date on which the Company offers the incentive. The Company allows customers to return their unsold products if and when they meet certain Company-established criteria as outlined in the Company’s trade terms. The Company regularly reviews and revises, when deemed necessary, its estimates of sales returns based primarily upon the historical rate of actual product returns, planned product discontinuances, new product launches,

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
estimates of customer inventory and promotional sales, which would permit customers to return items based upon the Company’s trade terms. The Company records sales returns as a reduction to sales and cost of sales, and an increase to accrued liabilities and inventories. Returned products, which are recorded as inventories, are valued based upon the amount that the Company expects to realize upon their subsequent disposition. The physical condition and marketability of the returned products are the major factors considered by the Company in estimating realizable value. Actual returns, as well as realized values on returned products, may differ significantly, either favorably or unfavorably, from the Company’s estimates if factors such as product discontinuances, customer inventory levels or competitive conditions differ from the Company’s estimates and expectations and, in the case of actual returns, if economic conditions differ significantly from the Company’s estimates and expectations. Revenues derived from licensing arrangements, including any pre-payments, are recognized in the period in which they become due and payable, but not before the initial license term commences.
     Cost of sales includes all of the costs to manufacture the Company’s products. For products manufactured in the Company’s own facilities, such costs include raw materials and supplies, direct labor and factory overhead. For products manufactured for the Company by third-party contractors, such costs represent the amounts invoiced by the contractors. Cost of sales also includes the cost of refurbishing products returned by customers that will be offered for resale and the cost of inventory write-downs associated with adjustments of held inventories to net realizable value. These costs are reflected in the statement of operations when the product is sold and net sales revenues are recognized or, in the case of inventory write-downs, when circumstances indicate that the carrying value of inventories is in excess of its recoverable value. Additionally, cost of sales reflects the costs associated with any free products. These incentive costs are recognized on the later of the date that the Company recognizes the related revenue or the date on which the Company offers the incentive.
     Selling, general and administrative expenses (“SG&A”) include expenses to advertise the Company’s products, such as television advertising production costs and air-time costs, print advertising costs, promotional displays and consumer promotions. SG&A also includes the amortization of permanent wall displays and intangible assets, distribution costs (such as freight and handling), non-manufacturing overhead, principally personnel and related expenses, insurance and professional fees.
Income Taxes:
     Income taxes are calculated using the asset and liability method in accordance with the provisions of SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).
     Effective as of January 1, 2007, the Company adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes — an interpretation of SFAS No. 109”. This interpretation provides guidance on recognition and measurement for uncertainties in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.
Research and Development:
     Research and development expenditures are expensed as incurred. The amounts charged against earnings in 2007, 2006 and 2005 for research and development expenditures were $24.4 million, $24.4 million and $26.1 million, respectively.
Foreign Currency Translation:
     Assets and liabilities of foreign operations are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted average exchange rates prevailing during each period presented. Gains and losses resulting from foreign currency transactions are included in the results of operations. Gains and losses resulting from translation of financial statements of foreign subsidiaries and branches operating in non-hyperinflationary economies are recorded as a component of accumulated other comprehensive loss until either sale or upon complete or substantially complete liquidation by the Company of its investment in a foreign entity. To the extent that foreign subsidiaries and branches operate in hyperinflationary economies, non-monetary assets and liabilities are translated at historical rates and translation adjustments are included in the results of operations.
Classes of Stock:
     Products Corporation designated 1,000 shares of preferred stock as the “Series A Preferred Stock”, of which 546 shares are outstanding and all of which are held by Revlon, Inc. The holder of Series A Preferred Stock is not entitled to receive any dividends. The Series A Preferred Stock is entitled to a liquidation preference of $100,000 per share before any distribution is made to the holder of Products Corporation’s common stock. The holder of Series A Preferred Stock does not have any voting rights, except as requied by law. The Series A Preferred Stock may be redeemed at any time by Products Corporation, at its option, for $100,000 per share. However, the terms of Products Corporation’s various debt agreements currently restrict Products Corporation’s ability to effect such redemption.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
Stock-Based Compensation:
     Prior to January 1, 2006, the Company applied the intrinsic value method as outlined in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB No. 25”) and related interpretations in accounting for stock options granted. Under the intrinsic value method, no compensation expense was recognized in fiscal periods ended prior to January 1, 2006 if the exercise price of the Company’s employee stock options was greater than or equal to the market price of Revlon, Inc.’s Class A Common Stock on the date of the grant. As all options granted under the Stock Plan (as hereinafter defined) had an exercise price equal to the market value of the underlying Class A Common Stock, with a par value of $0.01 per share (the “Class A Common Stock”) on the date of grant, no compensation expense was recognized in the accompanying consolidated statements of operations for the fiscal periods ended on or before December 31, 2005 in respect of stock options granted to employees under the Stock Plan.
     Effective as of January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS No. 123(R)”). This statement replaces SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”) and supersedes APB No. 25. SFAS No. 123(R) requires that effective for fiscal periods ending after December 31, 2005 all stock-based compensation be recognized as an expense, net of the effect of expected forfeitures, in the financial statements and that such expense be measured at the fair value of the Company’s stock-based awards and generally recognized over the grantee’s required service period. The Company uses the modified prospective method of application, which requires recognition of compensation expense on a prospective basis. Therefore, the Company’s financial statements for fiscal periods ended on or before December 31, 2005 have not been restated to reflect compensation expense in respect of awards of stock options under the Stock Plan. Under this method, in addition to reflecting compensation expense for new share-based awards granted on or after January 1, 2006, expense is also recognized to reflect the remaining service period (generally, the vesting period of the award) of awards that had been included in the Company’s pro forma disclosures in fiscal periods ended on or before December 31, 2005. For stock option awards, the Company has continued to recognize stock option compensation expense using the accelerated attribution method under FASB Financial Interpretation Number (“FIN”) 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans”. For stock option awards granted after January 1, 2006, the Company recognizes stock option compensation expense based on the estimated grant date fair value using the Black-Scholes option valuation model using a straight-line amortization method. SFAS No. 123(R) also requires that excess tax benefits related to stock option exercises be reflected as financing cash inflows instead of operating cash inflows. For the year ended December 31, 2007, no adjustments have been made to the cash flow statement, as any excess tax benefits that would have been realized have been fully provided for, given the Company’s historical losses and deferred tax valuation allowance.
Derivative Financial Instruments:
     The Company uses derivative financial instruments, primarily foreign currency forward exchange contracts, to reduce the effects of fluctuations in foreign currency exchange rates and interest rate swap transactions to offset the effects of floating interest rates. The foreign currency forward exchange contracts are entered into primarily to hedge anticipated inventory purchases and certain intercompany payments denominated in foreign currencies and have maturities of less than one year. In September 2007, Products Corporation executed a floating-to-fixed interest rate swap transaction to hedge against fluctuations in variable interest rate payments on $150 million notional amount in Products Corporation’s long-term debt under its 2006 Term Loan Facility (as hereinafter defined).
     Foreign Currency Forward Exchange Contracts
     While the Company continues to utilize derivative financial instruments, in the case of foreign currency forward exchange contracts, to reduce the effects of fluctuations in foreign currency exchange rates in connection with its inventory purchases and intercompany payments, during the fiscal quarter ended March 31, 2007 the Company elected to discontinue the application of hedge accounting under Statement of Financial Accounting Standards (“SFAS”) No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), effective as of January 1, 2007, in respect of such foreign currency contracts. Accordingly, effective as of January 1, 2007, the Company no longer designates its foreign currency forward exchange contracts as hedging instruments. By removing such designation, any changes in the fair value of Products Corporation’s foreign currency forward exchange contracts subsequent to the Company’s discontinuance of hedge accounting are recognized in earnings. Also, upon the removal of the hedging designation, any unrecognized gains (losses) accumulated in Accumulated Other Comprehensive Loss related to the Company’s prior application of hedge accounting in respect of such foreign currency contracts was fixed and was recognized in earnings as the underlying transactions pertaining to the derivative instrument occurred. If the underlying transaction is not forecasted to occur, the related gain (loss) accumulated in Accumulated Other Comprehensive Loss is recognized in earnings immediately.
     The original U.S. dollar notional amount of the foreign currency forward exchange contracts outstanding at December 31, 2007 and 2006 was $23.6 million and $42.5 million, respectively. At December 31, 2007, the change in the fair value of Products Corporation’s unexpired foreign forward exchange contracts subsequent to the Company’s discontinuance of hedge accounting effective as of January 1, 2007 was $0.1 million, which was recognized in earnings. During 2007, net losses of

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
$2.2 million from expired derivative instruments were recognized into earnings and net derivative losses of $0.4 million were reclassified from Accumulated Other Comprehensive Loss into earnings as a result of discontinuing the application of hedge accounting.
     During 2006 and 2005, net derivative losses of $0.3 million and $2.2 million, respectively, were reclassified to the Statement of Operations. The fair value of the foreign currency foreign exchange contracts outstanding at December 31, 2007 and 2006 was $(0.3) million and $(0.4) million, respectively and is recorded in “Prepaid expenses and other” in the amount of $0.1 million and $0.6 million, respectively, and in “Accrued expenses and other” in the amount of $0.4 million and $1.0 million, respectively, in the accompanying Consolidated Balance Sheets. The amount of unrecognized losses accumulated in other comprehensive loss was nil and $0.4 million at December 31, 2007 and 2006, respectively.
     Interest Rate Swap Transaction
     In September 2007, Products Corporation executed a floating-to-fixed interest rate swap transaction with a notional amount of $150.0 million over a period of two years relating to indebtedness under Products Corporation’s 2006 Term Loan Facility. The Company designated this interest rate swap transaction as a cash flow hedge of the variable interest rate payments on $150.0 million notional amount of indebtedness under Products Corporation’s 2006 Term Loan Facility. Under the terms of the interest rate swap transaction, Products Corporation is required to pay to the counterparty a quarterly fixed interest rate of 4.692% on the $150.0 million notional amount commencing in December 2007, while receiving a variable interest rate payment from the counterparty equal to three-month U.S. dollar LIBOR. While the Company is exposed to credit loss in the event of the counterparty’s non-performance, if any, the Company’s exposure is limited to the net amount that Products Corporation would have received from the counterparty over the remaining balance of the transaction’s two-year term. Given that the counterparty to the interest rate swap transaction is a major financial institution, the Company does not anticipate any non-performance and, furthermore, even in the case of any non-performance by the counterparty, the Company expects that any such loss would not be material.
     Products Corporation’s interest rate swap transaction qualifies for hedge accounting treatment under SFAS No. 133 and has been designated as a cash flow hedge. Accordingly, the effective portion of the changes in fair value of the interest rate swap transaction is reported within the equity component of other comprehensive loss. The ineffective portion of the changes in the fair value of the interest rate swap transaction, if any, is recognized in interest expense. Any unrecognized income (loss) accumulated in other comprehensive loss related to this interest rate swap transaction is recorded in the Statement of Operations, primarily in interest expense, when the underlying transactions hedged are realized.
     At December 31, 2007, the fair value of Products Corporation’s interest rate swap transaction was $(2.2) million and the accumulated losses recorded in other comprehensive loss were $2.1 million. During 2007, a derivative gain of $0.4 million related to this interest rate swap transaction was reclassified from other comprehensive loss into the Statement of Operations in interest expense. The amount of the hedges ineffectiveness in 2007, which was recorded in interest expense, was $(0.1) million.
Advertising and Promotion:
     The costs of promotional displays are expensed in the period in which they are shipped to customers. Television, print and other advertising production costs are expensed the first time the advertising takes place. Advertising and promotion expenses were $252.3 million, $267.1 million and $228.5 million for 2007, 2006 and 2005, respectively, and were included in SG&A in the Company’s Consolidated Statements of Operations. The Company also has various arrangements with customers pursuant to its trade terms to reimburse them for a portion of their advertising or promotional costs, which provide advertising and promotional benefits to the Company. Additionally, from time to time the Company may pay fees to customers in order to expand or maintain shelf space for its products. The costs that the Company incurs for “cooperative” advertising programs, end cap placement, shelf placement costs and slotting fees, if any, are expensed as incurred and are netted against revenues on the Company’s Consolidated Statements of Operations.
Distribution Costs:
     Costs, such as freight and handling costs, associated with product distribution are expensed within SG&A when incurred. Distribution costs were $65.6 million, $65.1 million and $66.2 million for 2007, 2006 and 2005, respectively.
Recent Accounting Pronouncements:
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value of assets and liabilities, establishes a framework for measuring fair value of assets and liabilities, and expands the disclosures on fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. The Company will adopt the provisions of SFAS No. 157 effective as of January 1, 2008 and expects that its adoption will not have a material impact on its results of operations on financial condition.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statement Nos. 87, 88, 106, and 132(R)”. SFAS No. 158 is intended by FASB to improve financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan (other than a multi-employer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. SFAS No. 158 is also intended by the FASB to improve financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. As of December 31, 2006, the Company had adopted the requirements of SFAS No. 158 that require an employer that sponsors one or more single-employer defined benefit plans to:
a.	Recognize the funded status of a benefit plan — measured as the difference between plan assets at fair value (with limited exceptions) and the benefit obligation — in its statement of financial position. For a pension plan, the benefit obligation is the projected benefit obligation; for any other post-retirement benefit plan, such as a retiree health care plan, the benefit obligation is the accumulated post-retirement benefit obligation;

b.	Recognize as a component of other comprehensive income (loss), net of tax, the gains or losses recognized and prior service costs or credits that arise during the year but are not recognized in net income (loss) as components of net periodic benefit cost pursuant to FASB Statement No. 87, “Employers’ Accounting for Pensions”, or No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. Amounts recognized in accumulated other comprehensive income, including the gains or losses, prior service costs or credits, and the transition assets or obligations remaining from the initial application of Statements Nos. 87 and 106, are adjusted as they are subsequently recognized as components of net periodic benefit cost pursuant to the recognition and amortization provisions of Statements Nos. 87 and 106; and

c.	Disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition assets or obligations.
     As of January 1, 2007, the Company adopted the requirement to measure defined benefit plan assets and obligations as of the date of the Company’s fiscal year ending December 31, 2007, rather than using a September 30th measurement date. (See Note 11 “Savings Plan, Pension and Post-Retirement Benefits” to the Consolidated Financial Statements for further discussion of the impact of adopting the measurement date provision of SFAS No. 158 on the Company’s results of operations or financial condition).
2. RESTRUCTURING COSTS AND OTHER, NET
     During 2007, the Company recorded total restructuring charges of approximately $7.3 million, of which $4.4 million was associated with the restructurings announced in 2006 (the “2006 Programs”), primarily for employee severance and other employee-related termination costs, as to which approximately 300 employees had been terminated as of December 31, 2007. In addition, approximately $2.9 million was associated with restructuring programs implemented in 2007, primarily for employee severance and other employee-related termination costs relating principally to the closure of the Company’s facility in Irvington, New Jersey and other employee-related termination costs relating to personnel reductions in the Company’s Information Management function and its sales force in Canada (the “2007 Programs”), as to which approximately 140 employees had been terminated as of December 31, 2007. During 2006 and 2005, the Company recorded net charges of $27.4 million and $1.5 million, respectively, primarily for employee severance and other related personnel benefits.
     The 2006 Programs were designed to reduce ongoing costs and improve the Company’s operating profit margins, and to streamline internal processes to enable the Company to continue to be more effective and efficient in meeting the needs of its consumers and retail customers. The 2006 Programs consisted largely of a broad organizational streamlining that involved consolidating responsibilities in certain related functions and reducing layers of management to increase accountability and effectiveness; streamlining support functions to reflect the new organization structure; eliminating certain senior executive positions; and consolidating various facilities, as well as the consolidation of certain functions within the Company’s sales, marketing and creative groups, and certain headquarters functions.
     Details of the activity described above during 2007, 2006 and 2005 are as follows:

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

	Balance
	Beginning of	Expenses,	Utilized, Net		Balance
2007	Year	Net	Cash	Noncash	End of Year
Employee severance and other personnel benefits:
2003 programs	$0.1	$—	$(0.1)	$—	$—
2004 programs	0.1	—	(0.1)	—	—
2006 Programs	17.2	4.4	(16.2)	(1.3)	4.1
Other 2006 programs (a)	0.1	—	(0.1)	—	—
2007 Programs	—	2.9	(2.3)	—	0.6

	17.5	7.3	(18.8)	(1.3)	4.7
Leases and equipment write-offs	0.4	—	—	(0.2)	0.2

	$17.9	$7.3	$(18.8)	$(1.5)	$4.9

2006
Employee severance and other personnel benefits:
2003 programs	$1.2	$(0.3)	$(0.8)	$—	$0.1
2004 programs	2.4	—	(2.3)	—	0.1
2006 Programs	—	27.6	(10.4)	—	17.2
Other 2006 programs (a)	—	0.3	(0.2)	—	0.1

	3.6	27.6	(13.7)	—	17.5
Leases and equipment write-offs	0.6	(0.2)	0.2	(0.2)	0.4

	$4.2	$27.4	$(13.5)	$(0.2)	$17.9

2005
Employee severance and other personnel benefits:
2003 programs	$3.1	$—	$(1.7)	$(0.2)	$1.2
2004 programs	5.1	1.5	(3.9)	(0.3)	2.4

	8.2	1.5	(5.6)	(0.5)	3.6
Leases and equipment write-offs	2.9	—	(2.0)	(0.3)	0.6

	$11.1	$1.5	$(7.6)	$(0.8)	$4.2

(a)	Other 2006 programs refer to various immaterial international restructurings in respect of Chile, Brazil and Israel.
     As of December 31, 2007, 2006 and 2005, the unpaid balance of the restructuring costs and other, net for reserves is included in “Accrued expenses and other” and “Other long-term liabilities” in the Company’s Consolidated Balance Sheets. The remaining balance at December 31, 2007 for employee severance and other personnel benefits is $4.7 million, of which $4.5 million is expected to be paid by the end of 2008 and the remaining obligations of $0.2 million are expected to be paid by the end of 2009.
3. INVENTORIES

	December 31,
	2007	2006
Raw materials and supplies	$58.6	$50.4
Work-in-process	17.4	15.9
Finished goods	89.7	116.5

	$165.7	$182.8

4. PREPAID EXPENSES AND OTHER

	December 31,
	2007	2006
Prepaid expenses	$25.7	$34.3
Other	42.3	31.3

	$68.0	$65.6

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
5. PROPERTY, PLANT AND EQUIPMENT, NET

	December 31,
	2007	2006
Land and improvements	$2.0	$2.3
Building and improvements	59.0	59.5
Machinery, equipment and capital leases	133.7	132.6
Office furniture, fixtures and capitalized software	89.9	114.6
Leasehold improvements	11.9	17.1
Construction-in-progress	13.5	15.8

	310.0	341.9
Accumulated depreciation	(197.3)	(227.6)

	$112.7	$114.3

     Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $19.8 million, $26.2 million and $22.5 million, respectively.
6. ACCRUED EXPENSES AND OTHER

	December 31,
	2007	2006
Sales returns and allowances	$98.8	$124.6
Advertising and promotional costs	36.6	39.1
Compensation and related benefits	40.6	27.5
Interest	18.9	21.0
Taxes, other than federal income taxes	13.0	11.1
Restructuring costs	4.6	14.7
Other	30.5	28.7

	$243.0	$266.7

7. SHORT-TERM BORROWINGS
     Products Corporation had outstanding short-term bank borrowings (excluding borrowings under the 2006 Credit Agreements, which are reflected in Note 8, “Long-Term Debt”), aggregating $1.7 million and $5.1 million at December 31, 2007 and 2006, respectively. The weighted average interest rate on short-term borrowings outstanding at December 31, 2007 and 2006 was 6.8% and 7.4%, respectively. Under certain of these short-term borrowing arrangements, the Company is permitted to borrow against its cash balances. The cash balances and related borrowings are shown gross in the Company’s Consolidated Balance Sheets. As of December 31, 2007, the Company had no such borrowing arrangements against its cash balances. As of December 31, 2006, the Company had $2.7 million of cash supporting such short-term borrowings and the interest rate on these cash balances was 1.2%.
8. LONG-TERM DEBT
     The following note has been retroactively restated to give effect to Revlon, Inc.’s September 2008 1-for-10 reverse stock split — See Note 18, “Subsequent Events.”

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

	December 31,
	2007	2006
2006 Term Loan Facility due 2012 (See (a) below)	$840.0	$840.0
2006 Revolving Credit Facility due 2012 (See (a) below)	43.5	57.5
9 1/2% Senior Notes due 2011, net of discounts (See (b) below)	387.5	386.9
8 5/8% Senior Subordinated Notes due 2008 (See (c) below) (1)	167.4	217.4
2004 Consolidated MacAndrews & Forbes Line of Credit (See (d) below)	—	—
Other long-term debt	0.5	—

	1,438.9	1,501.8
Less current portion	(6.5)	—

	$1,432.4	$1,501.8

(1)	In January 2008, Products Corporation entered into its previously-announced $170 million Senior Subordinated Term Loan Agreement with MacAndrews & Forbes (the “MacAndrews & Forbes Senior Subordinated Term Loan Agreement”) and on February 1, 2008, Products Corporation used the proceeds of such loan to repay in full the approximately $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes due February 1, 2008 (the “8 5/8% Senior Subordinated Notes”), which matured on February 1, 2008, and to pay certain related fees and expenses, including the payment to MacAndrews & Forbes of a facility fee of $2.55 million (or 1.5% of the total aggregate principal amount of such loan) upon MacAndrews & Forbes’ funding of such loan. In connection with such repayment, Products Corporation also paid from cash on hand approximately $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date. In accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced,” the approximately $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes has been classified as long-term due to the MacAndrews & Forbes Senior Subordinated Term Loan. (See Note 18, “Subsequent Events” describing the full repayment of the balance of the 8 5/8% Senior Subordinated Notes on their February 1, 2008 maturity date).
     2007 Transactions
     The Company completed several significant financing transactions during 2007.
     $100 Million Rights Offering — 2007
     In January 2007, Revlon, Inc. completed a $100 million rights offering of Class A Common Stock (including the related private placement to MacAndrews & Forbes, together the “$100 Million Rights Offering”), which it launched in December 2006. The $100 Million Rights Offering allowed each stockholder of record of Revlon, Inc.’s Class A and Class B Common Stock, as of the close of business on December 11, 2006, the record date set by Revlon, Inc.’s Board of Directors, to purchase additional shares of Class A Common Stock. The subscription price for each share of Class A Common Stock purchased in the $100 Million Rights Offering, including shares purchased in the private placement by MacAndrews & Forbes, was $10.50 per share (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). Upon completing the $100 Million Rights Offering, Revlon, Inc. promptly transferred the proceeds to Products Corporation, which it used to redeem $50.0 million in aggregate principal amount of its 8 5/8% Senior Subordinated Notes, and repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility (as hereinafter defined), without any permanent reduction of that commitment, after incurring approximately $1.1 million of fees and expenses incurred in connection with such rights offering, with approximately $5 million of the remaining proceeds being available for general corporate purposes. Following such partial redemption of the 8 5/8% Senior Subordinated Notes, there remained outstanding $167.4 million in aggregate principal amount of such notes. (See Note 18, “Subsequent Events” describing the full repayment of the balance of the 8 5/8% Senior Subordinated Notes on their February 1, 2008 maturity date).
     In completing the $100 Million Rights Offering, Revlon, Inc. issued an additional 9,523,809 shares of its Class A Common Stock, including 3,784,747 shares subscribed for by public shareholders (other than MacAndrews & Forbes) and 5,739,062 shares issued to MacAndrews & Forbes in a private placement directly from Revlon, Inc. (in each case, as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). The shares issued to MacAndrews & Forbes represented the number of shares of Revlon, Inc.’s Class A Common Stock that MacAndrews & Forbes would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the $100 Million Rights Offering (which was approximately 60% of the shares of Revlon, Inc.’s Class A Common Stock offered in the $100 Million Rights Offering).
     2006 Transactions
          Credit Agreement Refinancing — December 2006
     In December 2006, Products Corporation completed a refinancing of its 2004 Credit Agreement (as hereinafter defined) by entering into the 5-year $840.0 million 2006 Term Loan Facility (as hereinafter defined), and entering into the 2006 Revolving Credit Facility, amending and restating its existing $160.0 million multi-currency revolving credit facility under the 2004 Credit Agreement and extending its maturity through the same 5-year period maturing on January 15, 2012.
          $110 Million Rights Offering — March 2006
     In March 2006, Revlon, Inc. completed the $110 Million Rights Offering (as hereinafter defined), which allowed stockholders of record to purchase additional shares of Class A Common Stock. The subscription price for each share of Class

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
A Common Stock purchased in the $110 Million Rights Offering, including shares purchased in the private placement by MacAndrews & Forbes, was $28.00 per share (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). Upon completing the $110 Million Rights Offering, Revlon, Inc. promptly transferred the net proceeds to Products Corporation, which it used to redeem approximately $109.7 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes in satisfaction of the applicable requirements under the 2004 Credit Agreement, at an aggregate redemption price of $111.8 million, including $2.1 million of accrued and unpaid interest up to, but not including, the redemption date. (See Note 18, “Subsequent Events” describing the full repayment of the balance of the 8 5/8% Senior Subordinated Notes on their February 1, 2008 maturity date).
     2005 Transactions
     The Company completed two significant financing transactions during 2005: (i) Products Corporation issued $310.0 million aggregate principal amount of its 9 1/2% Senior Notes (as hereinafter defined), and using the proceeds of such notes, Products Corporation completed the redemption of all $116.2 million aggregate principal amount outstanding, plus $1.9 million of accrued interest, of its 8 1/8% Senior Notes due 2006 (the “8 1/8% Senior Notes”) and all $75.5 million aggregate principal amount outstanding, plus $3.1 million of accrued interest and the applicable premium of $1.1 million, of its 9% Senior Notes due 2006 (the “9% Senior Notes”) and prepaid $100.0 million of the 2004 Term Loan Facility (as hereinafter defined) and paid related fees and expenses incurred in connection with such transactions and (ii) Products Corporation issued $80.0 million aggregate principal amount of its Additional 9 1/2% Senior Notes (as hereinafter defined), which priced at 95 1/4% of par, and used the proceeds to fund general corporate purposes, principally to fund certain brand initiatives, namely the complete re-stage of the Almay brand and the Vital Radiance brand before Vital Radiance’s discontinuance in September 2006.
     (a) Credit Agreements:
     Complete Refinancing of the 2004 Credit Agreement in December 2006
     In July 2004, Products Corporation entered into a credit agreement (the “2004 Credit Agreement”) with certain of its subsidiaries as local borrowing subsidiaries, a syndicate of lenders, Citicorp USA, Inc., as multi-currency administrative agent, term loan administrative agent and collateral agent, UBS Securities LLC as syndication agent and Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner.
     The 2004 Credit Agreement originally provided up to $960.0 million and consisted of a term loan facility of $800.0 million (the “2004 Term Loan Facility”) and a $160.0 million multi-currency revolving credit facility, the availability under which varied based upon the borrowing base that was determined based upon the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time (the “2004 Multi-Currency Facility”). In March 2005, Products Corporation pre-paid $100.0 million of the 2004 Term Loan Facility, and in July 2006, the 2004 Term Loan Facility was increased back to $800.0 million as a result of the $100.0 million Term Loan Add-on (as hereinafter defined).
     On December 20, 2006, Products Corporation replaced the $800 million 2004 Term Loan Facility under its 2004 Credit Agreement with a 5-year, $840 million term loan facility (the “2006 Term Loan Facility”) by entering into a term loan agreement (the “2006 Term Loan Agreement”), dated as of December 20, 2006, among Products Corporation, as borrower, the lenders party thereto, Citicorp USA, Inc., as administrative agent and collateral agent, Citigroup Global Markets Inc., as sole lead arranger and sole bookrunner, and JPMorgan Chase Bank, N.A., as syndication agent. As part of this bank refinancing, Products Corporation also amended and restated the 2004 Multi-Currency Facility (the “2006 Revolving Credit Facility” and together with the 2006 Term Loan Facility the “2006 Credit Facilities”) by entering into a $160.0 million asset-based, multi-currency revolving credit agreement that amended and restated the 2004 Credit Agreement (the “2006 Revolving Credit Agreement” and together with the 2006 Term Loan Agreement, the “2006 Credit Agreements”).
     Among other things, the 2006 Credit Facilities extended the maturity dates for Products Corporation’s bank credit facilities from July 9, 2009 to January 15, 2012 in the case of the 2006 Revolving Credit Facility and from July 9, 2010 to January 15, 2012 in the case of the 2006 Term Loan Facility.
     Availability under the 2006 Revolving Credit Facility varies based on a borrowing base that is determined by the value of eligible accounts receivable and eligible inventory in the U.S. and the U.K. and eligible real property and equipment in the U.S. from time to time.
     In each case subject to borrowing base availability, the 2006 Revolving Credit Facility is available to:
(i) Products Corporation in revolving credit loans denominated in U.S. dollars;

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
(ii) Products Corporation in swing line loans denominated in U.S. dollars up to $30 million;
(iii) Products Corporation in standby and commercial letters of credit denominated in U.S. dollars and other currencies up to $60 million; and
(iv) Products Corporation and certain of its international subsidiaries designated from time to time in revolving credit loans and bankers’ acceptances denominated in U.S. dollars and other currencies.
     If the value of the eligible assets is not sufficient to support a $160 million borrowing base under the 2006 Revolving Credit Facility, Products Corporation will not have full access to the 2006 Revolving Credit Facility. Products Corporation’s ability to make borrowings under the 2006 Revolving Credit Facility is also conditioned upon the satisfaction of certain conditions precedent and Products Corporation’s compliance with other covenants in the 2006 Revolving Credit Facility, including a fixed charge coverage ratio that applies if and when the “excess borrowing base” (representing the difference between (1) the borrowing base under the 2006 Revolving Credit Facility and (2) the amounts outstanding under such facility) is less than $20.0 million.
     Borrowings under the 2006 Revolving Credit Facility (other than loans in foreign currencies) bear interest at a rate equal to, at Products Corporation’s option, either (i) the Eurodollar Rate plus 2.00% per annum or (ii) the Alternate Base Rate plus 1.00% per annum (reducing the applicable margins from 2.50% and 1.50% per annum, respectively, that were applicable under the previous 2004 Credit Agreement). Loans in foreign currencies bear interest in certain limited circumstances, or if mutually acceptable to Products Corporation and the relevant foreign lenders, at the Local Rate, and otherwise at the Eurocurrency Rate, in each case plus 2.00%. At December 31, 2007, the effective weighted average interest rate for borrowings under the 2006 Revolving Credit Facility was 7.5%.
     Products Corporation pays to the lenders under the 2006 Revolving Credit Facility a commitment fee of 0.30% (reduced from 0.50% applicable under the previous 2004 Credit Agreement) of the average daily unused portion of the 2006 Revolving Credit Facility, which fee is payable quarterly in arrears. Under the 2006 Revolving Credit Facility, Products Corporation pays:
(i) to foreign lenders a fronting fee of 0.25% per annum on the aggregate principal amount of specified Local Loans (which fee is retained by foreign lenders out of the portion of the Applicable Margin payable to such foreign lender);
(ii) to foreign lenders an administrative fee of 0.25% per annum on the aggregate principal amount of specified Local Loans;
(iii) to the multi-currency lenders a letter of credit commission equal to the product of (a) the Applicable Margin for revolving credit loans that are Eurodollar Rate loans (adjusted for the term that the letter of credit is outstanding) and (b) the aggregate undrawn face amount of letters of credit; and
(iv) to the issuing lender, a letter of credit fronting fee of 0.25% per annum of the aggregate undrawn face amount of letters of credit, which fee is a portion of the Applicable Margin.
     The 2006 Term Loan Facility consists of a $840 million term loan, which was drawn in full on the December 20, 2006 closing date and used to repay in full the approximately $798 million of outstanding term loans under the 2004 Credit Agreement (plus accrued interest of approximately $15.3 million and a pre-payment fee of approximately $8.0 million), and the remainder was used to repay approximately $13.3 million of indebtedness outstanding under the 2006 Revolving Credit Facility, after paying fees and expenses related to the credit agreement refinancing.
     Under the 2006 Term Loan Facility, Eurodollar Loans bear interest at the Eurodollar Rate plus 4.00% per annum and Alternate Base Rate loans bear interest at the Alternate Base Rate plus 3.00% per annum (reducing the applicable margins from 6.00% and 5.00% per annum, respectively, that were applicable under the previous 2004 Credit Agreement). At December 31, 2007, the effective weighted average interest rate for borrowings under the 2006 Term Loan Facility was 9.2%.
     Prior to the termination date of the 2006 Term Loan Facility, on April 15, July 15, October 15 and January 15 of each year (commencing April 15, 2008), Products Corporation is required to repay $2.1 million of the principal amount of the term loans outstanding under the 2006 Term Loan Facility on each respective date. In addition, the term loans under the 2006 Term Loan Facility are required to be prepaid with:
(i) the net proceeds in excess of $10.0 million for each twelve-month period ending on each July 9 (or $25.0 million for the twelve-month period ending on July 9, 2007) received during such period from sales of Term Loan First Lien Collateral (as defined below) by Products Corporation or any of its subsidiary guarantors (subject to carryover of

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
unused annual basket amounts up to a maximum of $25.0 million and subject to certain specified dispositions up to an additional $25.0 million in the aggregate);
(ii) the net proceeds from the issuance by Products Corporation or any of its subsidiaries of certain additional debt; and
(iii) 50% of Products Corporation’s Excess Cash Flow.
     Under the 2006 Term Loan Facility, certain pre-payments require the payment of fees of 2% if such pre-payment is on or prior to December 20, 2008 and 1% if on or prior to December 20, 2009, in each case of the amount prepaid.
     Under certain circumstances, Products Corporation will have the right to request the 2006 Revolving Credit Facility to be increased by up to $50.0 million and the 2006 Term Loan Facility to be increased by up to $200.0 million, provided that the lenders are not committed to provide any such increase.
     The 2006 Credit Facilities are supported by, among other things, guarantees from Revlon, Inc. and, subject to certain limited exceptions, the domestic subsidiaries of Products Corporation. The obligations of Products Corporation under the 2006 Credit Facilities and the obligations under the guarantees are secured by, subject to certain limited exceptions, substantially all of the assets of Products Corporation and the subsidiary guarantors, including:
(i) mortgages on owned real property, including Products Corporation’s facility in Oxford, North Carolina and property in Irvington, New Jersey;
(ii) the capital stock of Products Corporation and the subsidiary guarantors and 66% of the capital stock of Products Corporation’s and the subsidiary guarantors’ first-tier foreign subsidiaries;
(iii) intellectual property and other intangible property of Products Corporation and the subsidiary guarantors; and
(iv) inventory, accounts receivable, equipment, investment property and deposit accounts of Products Corporation and the subsidiary guarantors.
     The liens on, among other things, inventory, accounts receivable, deposit accounts, investment property (other than the capital stock of Products Corporation and its subsidiaries), real property, equipment, fixtures and certain intangible property related thereto secure the 2006 Revolving Credit Facility on a first priority basis and the 2006 Term Loan Facility on a second priority basis. The liens on the capital stock of Products Corporation and its subsidiaries and intellectual property and certain other intangible property (the “Term Loan First Lien Collateral”) secure the 2006 Term Loan Facility on a first priority basis and the 2006 Revolving Credit Facility on a second priority basis. Such arrangements are set forth in the Amended and Restated Intercreditor and Collateral Agency Agreement, dated as of December 20, 2006, by and among Products Corporation and the lenders (the “2006 Intercreditor Agreement”). The 2006 Intercreditor Agreement also provides that the liens referred to above may be shared from time to time, subject to certain limitations, with specified types of other obligations incurred or guaranteed by Products Corporation, such as foreign exchange and interest rate hedging obligations (including the fixed to floating interest rate swap transaction that Products Corporation entered into in September 2007) and foreign working capital lines.
     Each of the 2006 Credit Facilities contains various restrictive covenants prohibiting Products Corporation and its subsidiaries from:
(i) incurring additional indebtedness or guarantees, with certain exceptions;
(ii) making dividend and other payments or loans to Revlon, Inc. or other affiliates, with certain exceptions, including among others,
(a)	exceptions permitting Products Corporation to pay dividends or make other payments to Revlon, Inc. to enable it to, among other things, pay expenses incidental to being a public holding company, including, among other things, professional fees such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees, and other expenses related to being a public holding company,

(b)	subject to certain circumstances, to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Stock Plan and/or the payment of withholding taxes in connection with the vesting of restricted stock awards under such plan, and

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
(c)	subject to certain limitations, to pay dividends or make other payments to finance the purchase, redemption or other retirement for value by Revlon, Inc. of stock or other equity interests or equivalents in Revlon, Inc. held by any current or former director, employee or consultant in his or her capacity as such;
(iii) creating liens or other encumbrances on Products Corporation’s or its subsidiaries’ assets or revenues, granting negative pledges or selling or transferring any of Products Corporation’s or its subsidiaries’ assets, all subject to certain limited exceptions;
(iv) with certain exceptions, engaging in merger or acquisition transactions;
(v) prepaying indebtedness and modifying the terms of certain indebtedness and specified material contractual obligations, subject to certain exceptions;
(vi) making investments, subject to certain exceptions; and
(vii) entering into transactions with affiliates of Products Corporation other than upon terms no less favorable to Products Corporation or its subsidiaries than it would obtain in an arms’ length transaction.
     In addition to the foregoing, the 2006 Term Loan Facility contains a financial covenant limiting Products Corporation’s senior secured leverage ratio (the ratio of Products Corporation’s Senior Secured Debt (excluding debt outstanding under the 2006 Revolving Credit Facility) to EBITDA, as each such term is defined in the 2006 Term Loan Facility) to 5.5 to 1.0 for each period of four consecutive fiscal quarters ending during the period from December 31, 2006 to September 30, 2008, which stepped down to 5.0 to 1.0 for each period of four consecutive fiscal quarters ending during the period from December 31, 2008 to the January 2012 maturity date of the 2006 Term Loan Facility.
     Under certain circumstances if and when the difference between (i) the borrowing base under the 2006 Revolving Credit Facility and (ii) the amounts outstanding under the 2006 Revolving Credit Facility is less than $20.0 million for a period of 30 consecutive days or more, the 2006 Revolving Credit Facility requires Products Corporation to maintain a consolidated fixed charge coverage ratio (the ratio of EBITDA minus Capital Expenditures to Cash Interest Expense for such period, as each such term is defined in the 2006 Revolving Credit Facility) of 1.0 to 1.0.
     The events of default under each 2006 Credit Facility include customary events of default for such types of agreements, including:
(i)	nonpayment of any principal, interest or other fees when due, subject in the case of interest and fees to a grace period;

(ii)	non-compliance with the covenants in such 2006 Credit Facility or the ancillary security documents, subject in certain instances to grace periods;

(iii)	the institution of any bankruptcy, insolvency or similar proceedings by or against Products Corporation, any of Products Corporation’s subsidiaries or Revlon, Inc., subject in certain instances to grace periods;

(iv)	default by Revlon, Inc. or any of its subsidiaries (A) in the payment of certain indebtedness when due (whether at maturity or by acceleration) in excess of $5.0 million in aggregate principal amount or (B) in the observance or performance of any other agreement or condition relating to such debt, provided that the amount of debt involved is in excess of $5.0 million in aggregate principal amount, or the occurrence of any other event, the effect of which default referred to in this subclause (iv) is to cause or permit the holders of such debt to cause the acceleration of payment of such debt;

(v)	in the case of the 2006 Term Loan Facility, a cross default under the 2006 Revolving Credit Facility, and in the case of the 2006 Revolving Credit Facility, a cross default under the 2006 Term Loan Facility;

(vi)	the failure by Products Corporation, certain of Products Corporation’s subsidiaries or Revlon, Inc. to pay certain material judgments;

(vii)	a change of control such that (A) Revlon, Inc. shall cease to be the beneficial and record owner of 100% of Products Corporation’s capital stock, (B) Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall cease to “control” Products Corporation, and any other person or group or persons owns, directly or indirectly, more than 35% of the total voting power of

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
Products Corporation, (C) any person or group of persons other than Ronald O. Perelman (or his estate, heirs, executors, administrator or other personal representative) and his or their controlled affiliates shall “control” Products Corporation or (D) during any period of two consecutive years, the directors serving on Products Corporation’s Board of Directors at the beginning of such period (or other directors nominated by at least 66 2/3% of such continuing directors) shall cease to be a majority of the directors;
(viii)	the failure by Revlon, Inc. to contribute to Products Corporation all of the net proceeds it receives from any other sale of its equity securities or Products Corporation’s capital stock, subject to certain limited exceptions;

(ix)	the failure of any of Products Corporation’s, its subsidiaries’ or Revlon, Inc.’s representations or warranties in any of the documents entered into in connection with the 2006 Credit Facility to be correct, true and not misleading in all material respects when made or confirmed;

(x)	the conduct by Revlon, Inc., of any meaningful business activities other than those that are customary for a publicly traded holding company which is not itself an operating company, including the ownership of meaningful assets (other than Products Corporation’s capital stock) or the incurrence of debt, in each case subject to limited exceptions;

(xi)	any M&F Lenders’ failure to fund any binding commitments by such M&F Lender under any agreement governing certain loans from the M&F Lenders (excluding the MacAndrews & Forbes Senior Subordinated Term Loan which was fully funded by MacAndrews & Forbes in February 2008); and

(xii)	the failure of certain of Products Corporation’s affiliates which hold Products Corporation’s or its subsidiaries’ indebtedness to be party to a valid and enforceable agreement prohibiting such affiliate from demanding or retaining payments in respect of such indebtedness.
     If Products Corporation is in default under the senior secured leverage ratio under the 2006 Term Loan Facility or the consolidated fixed charge coverage ratio under the 2006 Revolving Credit Facility, Products Corporation may cure such default by issuing certain equity securities to, or receiving capital contributions from, Revlon, Inc. and applying the cash therefrom which is deemed to increase EBITDA for the purpose of calculating the applicable ratio. This cure right may be exercised by Products Corporation two times in any four quarter period.
     Products Corporation was in compliance with all applicable covenants under the 2006 Credit Agreements as of December 31, 2007. At December 31, 2007, the 2006 Term Loan Facility was fully drawn and availability under the $160.0 million 2006 Revolving Credit Facility, based upon the calculated borrowing base less approximately $14.6 million of outstanding letters of credit and approximately $43.5 million then drawn on the 2006 Revolving Credit Facility, was approximately $101.1 million.
     Other Transactions under the 2004 Credit Agreement Prior to Its Complete Refinancing in December 2006
     In March 2005, the 2004 Term Loan Facility was reduced to $700.0 million following Products Corporation’s March 2005 pre-payment of $100.0 million with a portion of the proceeds from its issuance of the 9 1/2% Senior Notes and in July 2006, the Term Loan Facility was increased back to $800.0 million as a result of the $100.0 million Term Loan Add-on.
     In February 2006, Products Corporation secured an amendment to the 2004 Credit Agreement (the “first amendment”), which excluded from various financial covenants certain charges in connection with the 2006 Programs described in Note 2 above, as well as some start-up costs incurred by the Company in 2005 related to the Vital Radiance brand before its discontinuance in September 2006 and the complete re-stage of the Almay brand. Specifically, the first amendment provided for the add-back to the 2004 Credit Agreement’s definition of “EBITDA” the lesser of (i) $50 million; or (ii) the cumulative one-time charges associated with (a) certain aspects of the 2006 Programs described in Note 2 and (b) the non-recurring costs in the third and fourth quarters of 2005 associated with the Vital Radiance brand before its discontinuance in September 2006 and the complete re-stage of the Almay brand. Under the 2004 Credit Agreement, “EBITDA” was used in the determination of Products Corporation’s senior secured leverage ratio and the consolidated fixed charge coverage ratio.
     In July 2006, Products Corporation secured a further amendment (the “second amendment”) to its 2004 Credit Agreement to, among other things, add an additional $100.0 million to the 2004 Credit Agreement’s 2004 Term Loan Facility (the “Term Loan Add-on”). The second amendment also reset the 2004 Credit Agreement’s senior secured leverage ratio covenant to 5.5 to 1.0 through June 30, 2007, stepping down to 5.0 to 1.0 for the remainder of the term of the 2004 Credit Agreement. The second amendment also enabled Products Corporation to add back to the 2004 Credit Agreement’s definition of “EBITDA” up to $25 million related to restructuring charges (in addition to the restructuring charges permitted to be added back pursuant to the first amendment to the 2004 Credit Agreement) and charges for certain product returns and/or product discontinuances. The proceeds from the $100.0 million Term Loan Add-on were used to repay in July 2006 $78.6 million of outstanding

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
indebtedness under the 2004 Multi-Currency Facility under the 2004 Credit Agreement, without any permanent reduction in the commitment under that facility, and the balance of $11.7 million, after the payment of fees and expenses incurred in connection with consummating such transaction, was used for general corporate purposes.
     In September 2006, Products Corporation secured an additional amendment (the “third amendment”) to its 2004 Credit Agreement, which enabled Products Corporation to add back to the 2004 Credit Agreement’s definition of “EBITDA” up to $75 million of restructuring charges (in addition to the restructuring charges permitted to be added back pursuant to the first and second amendments to the 2004 Credit Agreement), asset impairment charges, inventory write-offs, inventory returns costs and in each case related charges in connection with the September 2006 discontinuance of the Vital Radiance brand, the Company’s CEO change in September 2006 and certain other aspects of the 2006 Programs described in Note 2.
     (b) 9 1/2% Senior Notes due 2011:
     Products Corporation issued $310.0 million aggregate principal amount of 9 1/2% Senior Notes due 2011 (the “Original 9 1/2% Senior Notes”) pursuant to an indenture, dated as of March 16, 2005, by and between Products Corporation and U.S. Bank National Association, as trustee. This issuance and the related transactions extended the maturities of Products Corporation’s debt that would have otherwise been due in 2006.
     The proceeds from the Original 9 1/2% Senior Notes were used in March 2005 to prepay $100.0 million of indebtedness outstanding under the 2004 Term Loan Facility of Products Corporation’s 2004 Credit Agreement, together with accrued interest and the associated $5.0 million pre-payment fee and to pay $7.0 million in certain fees and expenses associated with the issuance of the Original 9 1/2% Senior Notes.
     The remaining $197.9 million of proceeds from the Original 9 1/2% Senior Notes was placed in a debt defeasance trust and, in April 2005, used to redeem all of the $116.2 million aggregate principal amount outstanding of Products Corporation’s 8 1/8% Senior Notes, plus $1.9 million of accrued interest, and all of the $75.5 million aggregate principal amount outstanding of Products Corporation’s 9% Senior Notes, plus $3.1 million of accrued interest and the applicable premium of $1.1 million. The aggregate redemption amounts for the 8 1/8% Senior Notes and 9% Senior Notes were $118.1 million and $79.8 million, respectively, which constituted the principal amount and interest payable on the 8 1/8% Senior Notes and the 9% Senior Notes up to, but not including, the redemption date, and, with respect to the 9% Senior Notes, the applicable premium. In connection with the redemption, the Company recognized a loss on extinguishment of debt of $1.5 million.
     In June 2005, all of the Original 9 1/2% Senior Notes were exchanged for new 9 1/2% Senior Notes (the “March 2005 9 1/2% Senior Notes”), which have substantially identical terms to the Original 9 1/2% Senior Notes, except that the March 2005 9 1/2% Senior Notes are registered with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights applicable to the Original 9 1/2% Senior Notes do not apply to the March 2005 9 1/2% Senior Notes.
     In August 2005, Products Corporation issued $80.0 million aggregate principal amount of additional 9 1/2% Senior Notes due 2011, which priced at 95 1/4% of par (the “Additional 9 1/2% Senior Notes”), in a private placement to institutional buyers, as additional notes pursuant to the same indenture governing the Original 9 1/2% Senior Notes. The issuance of the Additional 9 1/2% Senior Notes constituted a further issuance of, are the same series as, and will vote on any matters submitted to note holders with, the Original 9 1/2% Senior Notes. The Company used the proceeds of this issuance to help fund investments in certain brand initiatives and for general corporate purposes, as well as to pay fees and expenses in connection with the issuance of the Additional 9 1/2% Senior Notes and any outstanding fees and expenses in connection with the issuance of and exchange offer for the Original 9 1/2% Senior Notes.
     In December 2005, all of the Additional 9 1/2% Senior Notes issued by Products Corporation in August 2005 were exchanged for new 9 1/2% Senior Notes (the “August 2005 9 1/2% Senior Notes”), which have substantially identical terms to the Additional 9 1/2% Senior Notes, except that the August 2005 9 1/2% Senior Notes are registered with the SEC under the Securities Act, and the transfer restrictions and registration rights applicable to the Additional 9 1/2% Senior Notes do not apply to the August 2005 9 1/2% Senior Notes (which are collectively referred to with the March 2005 9 1/2% Senior Notes as the “9 1/2% Senior Notes”).
     The 9 1/2% Senior Notes are senior unsecured obligations of Products Corporation ranking equally in right of payment with any of Products Corporation’s present and future senior indebtedness, including the indebtedness under the 2006 Credit Agreements, and are senior to the MacAndrews & Forbes Senior Subordinated Term Loan and, prior to their full repayment on February 1, 2008, the 8 5/8% Senior Subordinated Notes. The 9 1/2% Senior Notes are also senior to all of Products Corporation’s future subordinated indebtedness. The 9 1/2% Senior Notes are effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation’s subsidiaries. The 9 1/2% Senior Notes bear interest at an annual rate of 9 1/2%, which is payable on April 1 and October 1 of each year.
     The 9 1/2% Senior Notes indenture provides that Products Corporation may redeem the 9 1/2% Senior Notes at its option, in whole or in part, at any time on or after April 1, 2008, at the redemption prices set forth in the 9 1/2% Senior Notes indenture. In

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
addition, at any time prior to April 1, 2008 Products Corporation is entitled to redeem up to 35% of the aggregate principal amount of the 9 1/2% Senior Notes at a redemption price of 109.5% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with, to the extent actually received, the net cash proceeds of one or more public equity offerings, provided that at least 65% of the aggregate principal amount of the 9 1/2% Senior Notes issued remains outstanding immediately after giving effect to such redemption.
     In addition, the 9 1/2% Senior Notes indenture provides that Products Corporation is entitled to redeem the 9 1/2% Senior Notes at any time or from time to time prior to April 1, 2008 at a redemption price per note equal to the sum of (1) the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the date of redemption, plus (3) the greater of (i) 1.0% of the then outstanding principal amount of such note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such note on April 1, 2008 (exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such note through April 1, 2008, computed using a discount rate equal to the applicable treasury rate plus 75 basis points, over (B) the then outstanding principal amount of such note.
     Pursuant to the 9 1/2% Senior Notes indenture, upon a Change of Control (as defined in such indenture), each holder of the 9 1/2% Senior Notes has the right to require Products Corporation to make an offer to repurchase all or a portion of such holder’s 9 1/2% Senior Notes at a price equal to 101% of the aggregate principal amount of such holder’s 9 1/2% Senior Notes, plus accrued and unpaid interest, if any, thereon to the date of repurchase.
     The 9 1/2% Senior Notes indenture contains covenants which, subject to certain exceptions, limit the ability of Products Corporation and its subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase stock, engage in certain asset sales, make certain types of investments and other restricted payments, engage in transactions with affiliates, restrict dividends or payments from subsidiaries and create liens on their assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications and exceptions.
     The 9 1/2% Senior Notes indenture contains customary events of default for debt instruments of such type and includes a cross acceleration provision which provides that it shall be an event of default if any debt (as defined in such indenture) of Products Corporation or any of its significant subsidiaries (as defined in such indenture) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for 10 days after notice from the trustee under such indenture. If any such event of default occurs, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the outstanding notes under such indenture may declare all such notes to be due and payable immediately, provided that the holders of a majority in aggregate principal amount of the outstanding notes under such indenture may, by notice to the trustee, waive any such default or event of default and its consequences under such indenture.
     (c) The 8 5/8% Senior Subordinated Notes due 2008 (the “8 5/8% Senior Subordinated Notes”):
     (See Note 18, “Subsequent Events” describing the full repayment of the balance of the 8 5/8% Senior Subordinated Notes on their February 1, 2008 maturity date). Prior to their full repayment in February 2008, the 8 5/8% Senior Subordinated Notes were unsecured obligations of Products Corporation and (i) subordinate in right of payment to all existing and future senior debt of Products Corporation, including the 9 1/2% Senior Notes and the indebtedness under the 2006 Credit Agreements, (ii) ranked equally in right of payment with all future senior subordinated debt, if any, of Products Corporation and (iii) senior in right of payment to all future junior subordinated debt, if any, of Products Corporation. The 8 5/8% Senior Subordinated Notes were effectively subordinated to the outstanding indebtedness and other liabilities of Products Corporation’s subsidiaries. In connection with the Revlon Exchange Transactions, in February 2004, Revlon, Inc. entered into a supplemental indenture pursuant to which it agreed to guarantee Products Corporation’s obligations under the 8 5/8% Senior Subordinated Notes indenture. Interest was payable on February 1 and August 1.
     In March 2006, Revlon, Inc. completed the $110 Million Rights Offering and promptly transferred the proceeds to Products Corporation, which it used in April 2006, together with available cash, to complete the redemption of $109.7 million aggregate principal amount of the 8 5/8% Senior Subordinated Notes in satisfaction of the applicable requirements under the 2004 Credit Agreement, at an aggregate redemption price of $111.8 million, including $2.1 million of accrued and unpaid interest up to, but not including, the redemption date. Following such redemption, there remained outstanding $217.4 million in aggregate principal amount of the 8 5/8% Senior Subordinated Notes.
     In January 2007, Revlon, Inc. completed the $100 Million Rights Offering and promptly transferred the proceeds to Products Corporation, which it used to redeem approximately $50.0 million in aggregate principal amount of the 8 5/8% Senior Subordinated Notes, and repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility, without any permanent reduction in that commitment, after incurring approximately $1.1 million of fees and expenses incurred in connection with such rights offering.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     (d) 2004 Consolidated MacAndrews & Forbes Line of Credit:
     In July 2004, Products Corporation and MacAndrews & Forbes entered into an agreement (as amended, the “2004 Consolidated MacAndrews & Forbes Line of Credit”), which effective as of August 10, 2004 provided Products Corporation with a single consolidated $152.0 million line of credit. The commitment under the 2004 Consolidated MacAndrews & Forbes Line of Credit reduced to $87.0 million from $152.0 million in July 2005 and reduced from $87.0 million to $50.0 million in January 2007 upon Revlon, Inc.’s consummation of the $100 Million Rights Offering. As of December 31, 2007 and through its expiration on January 31, 2008, the 2004 Consolidated MacAndrews & Forbes Line of Credit had availability of $50.0 million and remained undrawn.
     Long-Term Debt Maturities
     The aggregate amounts of contractual long-term debt maturities at December 31, 2007 in the years 2008 through 2012 and thereafter are as follows:

	Long-term
	debt
Years ended December 31,	maturities
2008	$173.9	(a)
2009	8.7	(b)
2010	8.4
2011	398.4	(c)
2012	852.0
Thereafter	—

Total long-term debt	$1,441.4

(a)	On February 1, 2008, Products Corporation used the $170 million proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan to repay in full the approximately $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes, which matured on February 1, 2008, and to pay certain related fees and expenses, including the payment to MacAndrews & Forbes of a facility fee of $2.55 million (or 1.5% of the total aggregate principal amount of such loan) upon MacAndrews & Forbes’ funding of such loan. In connection with such repayment, Products Corporation also paid from cash on hand approximately $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date. The MacAndrews & Forbes Senior Subordinated Term Loan matures in August 2009. (See Note 18, “Subsequent Events”).

(b)	See footnote (a) above regarding the MacAndrews & Forbes Senior Subordinated Term Loan which matures in August 2009.

(c)	Amount refers to the principal balance due on the 9 1/2% Senior Notes. The difference between this amount and the carrying amount is due to the issuance of the $80.0 million in aggregate principal amount of the Additional 9 1/2% Senior Notes at a discount, priced at 95 1/4% of par.
     2004 Investment Agreement
     In February 2004, Revlon, Inc.’s Board of Directors approved agreements with Fidelity Management & Research Company (“Fidelity”) and MacAndrews & Forbes intended to strengthen the Company’s balance sheet, as well as an Investment Agreement (as amended, the “2004 Investment Agreement”) with MacAndrews & Forbes covering a series of transactions designed to reduce Products Corporation’s levels of indebtedness. In March 2004, Revlon, Inc. exchanged approximately $804 million of Products Corporation’s debt, $54.6 million of Revlon, Inc. preferred stock and $9.9 million of accrued interest for 29,996,949 shares of Class A Common Stock (the “Revlon Exchange Transactions”) (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). As a result of the Revlon Exchange Transactions, Revlon, Inc. reduced Products Corporation’s debt by approximately $804 million on March 25, 2004.
     In connection with the closing of the Revlon Exchange Transactions on March 25, 2004, MacAndrews & Forbes Holdings executed a joinder agreement to the Revlon, Inc. registration rights agreement pursuant to which all Class A Common Stock acquired by MacAndrews & Forbes pursuant to the 2004 Investment Agreement are deemed to be registrable securities. Also, in connection with the Revlon Exchange Transactions, in February 2004, Revlon, Inc. and Fidelity entered into a stockholders agreement (the “Stockholders Agreement”) pursuant to which, among other things, (i) Revlon, Inc. agreed to continue to maintain a majority of independent directors (as defined by New York Stock Exchange listing standards) on its Board of Directors, as it currently does; (ii) Revlon, Inc. established and maintains a Nominating and Corporate Governance Committee of the Board of Directors; and (iii) Revlon, Inc. agreed to certain restrictions with respect to Revlon, Inc.’s conducting any business or entering into any transactions or series of related transactions with any of its affiliates, any holders of 10% or more of the outstanding voting stock or any affiliates of such holders (in each case, other than its subsidiaries). This Stockholders

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
Agreement will terminate when Fidelity ceases to be the beneficial holder of at least 5% of Revlon, Inc.’s outstanding voting stock.
     Pursuant to the 2004 Investment Agreement, in addition to the Revlon Exchange Transactions, Revlon, Inc. committed to conduct further rights and equity offerings (such equity offerings, together with the Revlon Exchange Transactions, are referred to as the “Debt Reduction Transactions”). Under the 2004 Investment Agreement, MacAndrews & Forbes agreed to take, or cause to be taken, all commercially reasonable actions to facilitate the Debt Reduction Transactions, including back-stopping certain rights offerings.
     In August 2005, Revlon, Inc. announced its plan to issue $185.0 million of equity. In connection with such plans, MacAndrews & Forbes and Revlon, Inc. amended the 2004 Investment Agreement in August 2005 to increase MacAndrews & Forbes’ commitment to purchase such equity as was necessary to ensure that Revlon, Inc. issued $185.0 million in equity. In March 2006 Revlon, Inc. successfully completed a $110 million rights offering of Class A Common Stock and a related private placement to MacAndrews & Forbes (together, the “$110 Million Rights Offering”). Having completed the $110 Million Rights Offering, to facilitate Revlon, Inc.’s plans to issue the full $185 million of equity, during 2006 Revlon, Inc. and MacAndrews & Forbes entered into various amendments to the 2004 Investment Agreement to extend the time for the completion of $75 million of such issuance from March 31, 2006 until March 31, 2007, in each case by extending MacAndrews & Forbes’ $75 million back-stop to such later date.
     In December 2006 Revlon, Inc. launched a $100 million rights offering of Class A Common Stock and a related private placement to MacAndrews & Forbes, which it completed in January 2007 (together, the “$100 Million Rights Offering”). In each case proceeds were used by the Company to reduce indebtedness, as described below, and, as each rights offering was fully subscribed, in each case MacAndrews & Forbes was not required to purchase any additional shares beyond its pro rata subscription in connection with its back-stop obligations under the 2004 Investment Agreement.
     $110 Million Rights Offering
     In March 2006, Revlon, Inc. completed the $110 Million Rights Offering which allowed each stockholder of record of Revlon, Inc.’s Class A and Class B Common Stock as of the close of business on February 13, 2006, the record date set by Revlon, Inc.’s Board of Directors, to purchase additional shares of Class A Common Stock. The subscription price for each share of Class A Common Stock purchased in the $110 Million Rights Offering, including shares purchased in the private placement by MacAndrews & Forbes, was $28.00 per share (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). Upon completing the $110 Million Rights Offering, Revlon, Inc. promptly transferred the net proceeds to Products Corporation, which it used to redeem $109.7 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes in satisfaction of the applicable requirements under the 2004 Credit Agreement, at an aggregate redemption price of $111.8 million, including $2.1 million of accrued and unpaid interest up to, but not including, the redemption date. (See Note 18, “Subsequent Events” regarding Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes upon maturity on February 1, 2008).
     In completing the $110 Million Rights Offering, Revlon, Inc. issued an additional 3,928,571 shares of its Class A Common Stock, including 1,588,566 shares subscribed for by public shareholders (other than MacAndrews & Forbes) and 2,340,005 shares issued to MacAndrews & Forbes in a private placement directly from Revlon, Inc. pursuant to a Stock Purchase Agreement between Revlon, Inc. and MacAndrews & Forbes, dated as of February 17, 2006 (in each case as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). The shares issued to MacAndrews & Forbes represented the number of shares of Revlon, Inc.’s Class A Common Stock that MacAndrews & Forbes would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the $110 Million Rights Offering (which was approximately 60% of the shares of Revlon, Inc.’s Class A Common Stock offered in the $110 Million Rights Offering).
     $100 Million Rights Offering
     In December 2006, Revlon, Inc. launched the $100 Million Rights Offering, which allowed each stockholder of record of Revlon, Inc.’s Class A and Class B Common Stock as of the close of business on December 11, 2006, the record date set by Revlon, Inc.’s Board of Directors, to purchase additional shares of Class A Common Stock. The subscription price for each share of Class A Common Stock purchased in the $100 Million Rights Offering, including shares purchased in the private placement by MacAndrews & Forbes, was $10.50 per share (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). Upon completing the $100 Million Rights Offering, Revlon, Inc. promptly transferred the net proceeds to Products Corporation, which it used in February 2007 to redeem $50.0 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes, at an aggregate redemption price of $50.3 million, including $0.3 million of accrued and unpaid interest up to, but not including, the redemption date. (See Note 18, “Subsequent Events” regarding Products Corporation’s full repayment of the balance of the 8 5/8% Senior Subordinated Notes upon maturity on February 1, 2008). In January 2007, Products Corporation used the remainder of such proceeds to repay approximately $43.3 million of indebtedness outstanding under Products Corporation’s 2006 Revolving Credit Facility, without any permanent reduction in that

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
commitment, after paying approximately $2.0 million of fees and expenses incurred in connection with such offering, with approximately $5 million of the remaining net proceeds being available for general corporate purposes.
     In completing the $100 Million Rights Offering, in January 2007, Revlon, Inc. issued an additional 9,523,809 shares of its Class A Common Stock, including 3,784,747 shares subscribed for by public shareholders (other than MacAndrews & Forbes) and 5,739,062 shares issued to MacAndrews & Forbes in a private placement directly from Revlon, Inc. pursuant to a Stock Purchase Agreement between Revlon, Inc. and MacAndrews & Forbes, dated as of December 18, 2006 (in each case as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). The shares issued to MacAndrews & Forbes represented the number of shares of Revlon, Inc.’s Class A Common Stock that MacAndrews & Forbes would otherwise have been entitled to purchase pursuant to its basic subscription privilege in the $100 Million Rights Offering (which was approximately 60% of the shares of Revlon, Inc.’s Class A Common Stock offered in the $100 Million Rights Offering).
     As a result of completing the $100 Million Rights Offering in January 2007, Revlon, Inc.’s total number of outstanding shares of Class A Common Stock increased to 47,668,894 shares at such date and the total number of shares of Common Stock outstanding, including Revlon, Inc.’s existing 3,125,000 shares of Class B Common Stock, increased to 50,793,894 shares at such date (in each case as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)). Following the completion of these transactions in January 2007, MacAndrews & Forbes beneficially owned approximately 58% of Revlon, Inc.’s outstanding Class A Common Stock and approximately 60% of Revlon, Inc.’s total outstanding Common Stock, which shares together represented approximately 74% of the combined voting power of such shares at such date.
Liquidity Considerations
     The Company expects that operating revenues, cash on hand and funds available for borrowing under the 2006 Revolving Credit Agreement and other permitted lines of credit will be sufficient to enable the Company to cover its operating expenses for 2008, including cash requirements in connection with the payment of operating expenses, including expenses in connection with the execution of the Company’s business strategy, purchases of permanent wall displays, capital expenditure requirements, payments in connection with the Company’s restructuring programs (including, without limitation, the Company’s 2006 Programs, the 2007 Programs and prior programs), executive severance not otherwise included in the Company’s restructuring programs, debt service payments and costs and regularly scheduled pension and post-retirement plan contributions.
     However, there can be no assurance that such funds will be sufficient to meet the Company’s cash requirements on a consolidated basis. If the Company’s anticipated level of revenue growth is not achieved because of, for example, decreased consumer spending in response to weak economic conditions or weakness in the cosmetics category in the mass distribution channel; adverse changes in currency; decreased sales of the Company’s products as a result of increased competitive activities by the Company’s competitors; changes in consumer purchasing habits, including with respect to shopping channels; retailer inventory management; retailer space reconfigurations or reductions in retailer display space; less than anticipated results from the Company’s existing or new products or from its advertising and/or marketing plans; or if the Company’s expenses, including, without limitation, for advertising and promotions or for returns related to any reduction of retail space, product discontinuances or otherwise, exceed the anticipated level of expenses, the Company’s current sources of funds may be insufficient to meet the Company’s cash requirements.
     In the event of a decrease in demand for the Company’s products, reduced sales, lack of increases in demand and sales, changes in consumer purchasing habits, including with respect to shopping channels, retailer inventory management, retailer space reconfigurations or reductions in retailer display space, product discontinuances and/or advertising and promotion expenses or returns expenses exceeding its expectations or less than anticipated results from the Company’s existing or new products or from its advertising and/or marketing plans, any such development, if significant, could reduce Product Corporation’s revenues and could adversely affect Products Corporation’s ability to comply with certain financial covenants under the 2006 Credit Agreements and in such event the Company could be required to take measures, including, among other things, reducing discretionary spending.
     If the Company is unable to satisfy its cash requirements from the sources identified above or comply with its debt covenants, the Company could be required to adopt one or more of the following alternatives:
•	delaying the implementation of or revising certain aspects of the Company’s business strategy;

•	reducing or delaying purchases of wall displays or advertising or promotional expenses;

•	reducing or delaying capital spending;

•	delaying, reducing or revising the Company’s restructuring programs;

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
•	restructuring Products Corporation’s indebtedness;

•	selling assets or operations;

•	seeking additional capital contributions or loans from MacAndrews & Forbes, Revlon, Inc., the Company’s other affiliates and/or third parties;

•	selling additional debt securities of Products Corporation; or

•	reducing other discretionary spending.
     There can be no assurance that the Company would be able to take any of the actions referred to above because of a variety of commercial or market factors or constraints in Products Corporation’s debt instruments, including, without limitation, market conditions being unfavorable for an equity or debt issuance, additional capital contributions or loans not being available from affiliates and/or third parties, or that the transactions may not be permitted under the terms of Products Corporation’s various debt instruments then in effect, such as due to restrictions on the incurrence of debt, incurrence of liens, asset dispositions and related party transactions. In addition, such actions, if taken, may not enable the Company to satisfy its cash requirements or enable Products Corporation to comply with its debt covenants if the actions do not generate a sufficient amount of additional capital.
     The terms of the 2006 Credit Agreements, the MacAndrews & Forbes Senior Subordinated Term Loan Agreement and the indenture governing the 9 1/2% Senior Notes generally restricts Products Corporation from paying dividends or making distributions, except that Products Corporation is permitted to pay dividends and make distributions to Revlon, Inc. to enable Revlon, Inc., among other things, to pay expenses incidental to being a public holding company, including, among other things, professional fees, such as legal, accounting and insurance fees, regulatory fees, such as SEC filing fees and other expenses related to being a public holding company and, subject to certain limitations, to pay dividends or make distributions in certain circumstances to finance the purchase by Revlon, Inc. of its Class A Common Stock in connection with the delivery of such Class A Common Stock to grantees under the Stock Plan.
9. FINANCIAL INSTRUMENTS
     The fair value of the Company’s long-term debt is based on the quoted market prices for the same issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of long-term debt at December 31, 2007 and 2006, respectively, was approximately $26.4 million and $16.0 million less than the carrying values of $1,438.9 million and $1,501.8 million, respectively.
     Products Corporation also maintains standby and trade letters of credit with certain banks for various corporate purposes under which Products Corporation is obligated, of which approximately $14.6 million and $15.1 million (including amounts available under credit agreements in effect at that time) were maintained at December 31, 2007 and 2006, respectively. Included in these amounts is approximately $9.9 million and $9.8 million, at December 31, 2007 and 2006, respectively, in standby letters of credit, which support Products Corporation’s self-insurance programs. The estimated liability under such programs is accrued by Products Corporation.
     The carrying amounts of cash and cash equivalents, marketable securities, trade receivables, notes receivable, accounts payable and short-term borrowings approximate their fair values.
10. INCOME TAXES
     The Company’s income (loss) before income taxes and the applicable provision (benefit) for income taxes are as follows:

	Year Ended December 31,
	2007	2006	2005
Income (loss) before income taxes:
Domestic	$(47.0)	$(237.8)	$(91.5)
Foreign	42.5	12.4	20.1

	$(4.5)	$(225.4)	$(71.4)

Provision (benefit) for income taxes:
Federal	$0.2	$0.2	$0.1
State and local	(0.3)	1.0	0.2
Foreign	7.5	18.7	7.7

	$7.4	$19.9	$8.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

	Year Ended December 31,
	2007	2006	2005
Current	$20.8	$22.3	$16.9
Deferred	(4.2)	0.2	0.1
Benefits of operating loss carryforwards	(3.3)	(2.6)	(4.9)
Resolution of tax matters	(5.9)	—	(4.1)

	$7.4	$19.9	$8.0

     The actual tax on loss before income taxes is reconciled to the applicable statutory federal income tax rate as follows:

	Year Ended December 31,
	2007	2006	2005
Computed expected tax expense	$(1.5)	$(78.9)	$(25.0)
State and local taxes, net of federal income tax benefit	(0.1)	0.7	0.2
Foreign and U.S. tax effects attributable to operations outside the U.S	6.2	3.0	(7.3)
Change in valuation allowance	(4.9)	88.5	25.6
Foreign dividends subject to tax	12.0	4.8	18.5
Resolution of tax matters	(5.9)	—	(4.1)
Other	1.6	1.8	0.1

Tax expense	$7.4	$19.9	$8.0

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2007 and 2006 are presented below:

	December 31,
	2007	2006
Deferred tax assets:
Accounts receivable, principally due to doubtful accounts	$0.8	$1.0
Inventories	10.0	21.9
Net operating loss carryforwards — domestic	274.2	281.8
Net operating loss carryforwards — foreign	112.2	116.0
Accruals and related reserves	1.8	6.8
Employee benefits	53.3	68.1
State and local taxes	6.6	7.9
Advertising, sales discount, returns and coupon redemptions	38.3	47.8
Other	23.8	35.4

Total gross deferred tax assets	521.0	586.7
Less valuation allowance	(493.3)	(555.8)

Total deferred tax assets, net of valuation allowance	27.7	30.9
Deferred tax liabilities:
Plant, equipment and other assets	(15.5)	(26.8)
Other	(3.6)	(0.3)

Total gross deferred tax liabilities	(19.1)	(27.1)

Net deferred tax assets	$8.6	$3.8

     As a result of the Company’s adoption of FIN 48 effective as of January 1, 2007, the Company reduced its total tax reserves by approximately $23.2 million, which resulted in a corresponding reduction of accumulated deficit. As of the date of adoption and after the impact of recognizing the decrease in tax reserves noted above, the Company had tax reserves of $57.7 million, all of which, to the extent reduced and unutilized in future periods, would affect the Company’s effective tax rate. The Company remains subject to examination of its income tax returns in various jurisdictions including, without limitation, the U.S. (federal), Australia and South Africa, for tax years ended December 31, 2004 through December 31, 2007. The Company classifies interest and penalties recognized under FIN 48 as a component of the provision for income taxes in the consolidated statement of operations. After the implementation of FIN 48 effective as of January 1, 2007, the Company had $22.8 million of accrued interest and $1.1 million of accrued tax penalties included in tax reserves. During the year ended December 31, 2007, the Company recognized through the consolidated statement of operations a reduction of $2.3 million in accrued interest and penalties.
     At December 31, 2007, the Company had tax reserves of $53.9 million, including $21.7 million of accrued interest included in tax reserves. A reconciliation of the beginning and ending amount of the tax reserves is as follows:

Balance at January 1, 2007	$57.7
Increase based on tax positions taken in a prior year	5.3
Increase based on tax positions taken in the current year	5.5
Decrease related to settlements with taxing authorities and changes in law	(7.4)
Decrease resulting from the lapse of statutes of limitations	(7.2)

Balance at December 31, 2007	$53.9

In addition, the Company believes that it is reasonably possible that its tax reserves during 2008 will increase by approximately $6.1 million as a result of changes in various tax positions, each of which is individually insignificant.
     In assessing the recoverability of its deferred tax assets, management considers whether some portion or all of the deferred tax assets will not be realized based on the recognition threshold and measurement of a tax position in accordance with FIN 48. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable income for certain international markets and projections for future taxable income over the periods in which the

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
deferred tax assets are deductible, management believes that the Company will realize the benefits of certain deductible differences existing at December 31, 2007 based on the recognition threshold and measurement of a tax position in accordance with FIN 48. The valuation allowance decreased by $59.7 million during 2007 and increased by $91.3 million during 2006.
     During 2007, 2006 and 2005, certain of the Company’s foreign subsidiaries used operating loss carryforwards to credit the current provision for income taxes by $3.3 million, $2.6 million and $1.1 million, respectively. Certain other foreign operations generated losses during 2007, 2006 and 2005 for which the potential tax benefit was reduced by a valuation allowance. As a result of the expiration of $24.8 million in U.S. federal net operating losses at the end of 2006 and $101.4 million at the end of 2007, at December 31, 2007, the Company had tax loss carryforwards of approximately $1,079.2 million, of which $372.4 million are foreign and $706.8 million are domestic (including $289.6 million of consolidated federal net operating losses (“CNOLs”) available from the MacAndrews & Forbes Group, as discussed in the paragraph below). The losses expire in future years as follows: 2008-$183.1 million; 2009-$89.0 million; 2010-$16.9 million; 2011-$2.7 million; 2012 and beyond-$539.9 million; and unlimited-$247.6 million. The Company could receive the benefit of such tax loss carryforwards only to the extent it has taxable income during the carryforward periods in the applicable tax jurisdictions.
     As a result of the closing of the Revlon Exchange Transactions, as of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the the affiliated group of which MacAndrews & Forbes was the common parent (the “MacAndrews & Forbes Group”) for federal income tax purposes (see further discussion immediately below). The Internal Revenue Code of 1986 (as amended, the “Code”) and the Treasury regulations issued thereunder govern both the calculation of the amount and allocation to the members of the MacAndrews & Forbes Group of any CNOLs of the group that will be available to offset Revlon, Inc.’s taxable income and the taxable income of its U.S. subsidiaries, including Products Corporation, for the taxable years beginning after March 25, 2004. Only the amount of any CNOLs that the MacAndrews & Forbes Group did not absorb in tax years ended on or before December 31, 2004 will be available to be allocated to Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, for their taxable years beginning on March 26, 2004. After March 25, 2004, the Company had available from the MacAndrews & Forbes Group, $415.9 million in U.S. federal net operating losses and $15.2 million of alternative minimum tax losses. As a result of the expiration of $24.8 million in U.S. federal net operating losses at the end of 2006 and $101.5 million at the end of 2007, after December 31, 2007 Revlon, Inc. and its U.S. subsidiaries, including Products Corporation, has available from the MacAndrews & Forbes Group $289.6 million of CNOLs and $15.2 million of alternative minimum losses. The amounts set forth in this paragraph are subject to change if the Internal Revenue Service adjusts the results of the MacAndrews & Forbes Group or if the MacAndrews & Forbes Group amends its returns, in each case for tax years ended on or before December 31, 2004.
     The Company has not provided for U.S. Federal and foreign withholding taxes on $56.0 million of foreign subsidiaries’ undistributed earnings as of December 31, 2007, because such earnings are intended to be indefinitely reinvested overseas. The amount of unrecognized deferred tax liabilities for temporary differences related to investments in undistributed earnings is not practicable to determine at this time.
     In June 1992, Revlon Holdings (as hereinafter defined), Revlon, Inc., Products Corporation and certain of its subsidiaries, and MacAndrews & Forbes Holdings entered into a tax sharing agreement (as subsequently amended and restated, the “MacAndrews & Forbes Tax Sharing Agreement”), pursuant to which MacAndrews & Forbes Holdings agreed to indemnify Revlon, Inc. and Products Corporation against federal, state or local income tax liabilities of the MacAndrews & Forbes Group (other than in respect of Revlon, Inc. and Products Corporation) for taxable periods beginning on or after January 1, 1992 during which Revlon, Inc. and Products Corporation or a subsidiary of Products Corporation was a member of such group. In these taxable periods, Revlon, Inc. and Products Corporation were included in the MacAndrews & Forbes Group, and Revlon, Inc.’s and Products Corporation’s federal taxable income and loss were included in such group’s consolidated tax return filed by MacAndrews & Forbes Holdings. Revlon, Inc. and Products Corporation were also included in certain state and local tax returns of MacAndrews & Forbes Holdings or its subsidiaries. Pursuant to the MacAndrews & Forbes Tax Sharing Agreement, for all such taxable periods, Products Corporation was required to pay to Revlon, Inc., which in turn was required to pay to Revlon Holdings, amounts equal to the taxes that Products Corporation would otherwise have had to pay if it were to file separate federal, state or local income tax returns (including any amounts determined to be due as a result of a redetermination arising from an audit or otherwise of the consolidated or combined tax liability relating to any such period which was attributable to Products Corporation), except that Products Corporation was not entitled to carry back any losses to taxable periods ending prior to January 1, 1992. The MacAndrews & Forbes Tax Sharing Agreement remains in effect solely for taxable periods beginning on or after January 1, 1992, through and including March 25, 2004.
     Following the closing of the Revlon Exchange Transactions in March 2004, Revlon, Inc. became the parent of a new consolidated group for federal income tax purposes and Products Corporation’s federal taxable income and loss will be included in such group’s consolidated tax returns. Accordingly, Revlon, Inc. and Products Corporation entered into a tax sharing agreement (the “Revlon Tax Sharing Agreement”) pursuant to which Products Corporation will be required to pay to Revlon, Inc. amounts equal to the taxes that Products Corporation would otherwise have had to pay if Products Corporation were to file separate federal, state or local income tax returns, limited to the amount, and payable only at such times, as Revlon, Inc. will be required to make payments to the applicable taxing authorities.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     There were no federal tax payments or payments in lieu of taxes from Revlon, Inc. to Revlon Holdings pursuant to the MacAndrews & Forbes Tax Sharing Agreement or from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2007. The Company does not expect that there will be federal tax payments or payments in lieu of taxes from Revlon, Inc. to Revlon Holdings pursuant to the MacAndrews & Forbes Tax Sharing Agreement or from Products Corporation to Revlon, Inc. pursuant to the Revlon Tax Sharing Agreement in respect of 2008.
     Pursuant to the asset transfer agreement referred to in Note 14, Products Corporation assumed all tax liabilities of Revlon Holdings other than (i) certain income tax liabilities arising prior to January 1, 1992 to the extent such liabilities exceeded reserves on Revlon Holdings’ books as of January 1, 1992 or were not of the nature reserved for and (ii) other tax liabilities to the extent such liabilities are related to the business and assets retained by Revlon Holdings.
11. SAVINGS PLAN, PENSION AND POST-RETIREMENT BENEFITS
Savings Plan:
     The Company offers a qualified defined contribution plan for U.S.-based employees, the Revlon Employees’ Savings, Investment and Profit Sharing Plan (as amended, the “Savings Plan”), which allows eligible participants to contribute up to 25%, and highly compensated employees to contribute up to 6%, of qualified compensation through payroll deductions. The Company matches employee contributions at fifty cents for each dollar contributed up to the first 6% of eligible compensation. The Company may also contribute from time to time profit sharing contributions (if any) for non-bonus eligible employees. In 2007, 2006 and 2005, the Company made cash matching contributions to the Savings Plan of approximately $2.6 million, $2.8 million and $2.9 million, respectively. There were no additional contributions or profit sharing contributions made during those years.
Pension Benefits:
     The Company sponsors a number of qualified defined benefit pension plans covering a substantial portion of the Company’s employees in the U.S. The Company also has nonqualified pension plans which provide benefits for certain U.S. and non-U.S. employees, and for U.S. employees in excess of IRS limitations in the U.S. and in certain limited cases contractual benefits for designated officers of the Company. These plans are funded from the general assets of the Company.
Other Post-retirement Benefits:
     The Company previously sponsored an unfunded retiree benefit plan, which provides death benefits payable to beneficiaries of a very limited number of former employees. Participation in this plan was limited to participants enrolled as of December 31, 1993. The Company also administers an unfunded medical insurance plan on behalf of Revlon Holdings, certain costs of which have been apportioned to Revlon Holdings under the transfer agreements among Revlon, Inc., Products Corporation and MacAndrews & Forbes. (See Note 14, “Related Party Transactions -Transfer Agreements”).
Adoption of SFAS No. 158:
     Effective as of January 1, 2007, the Company early adopted the measurement date provisions of SFAS No. 158. These provisions of SFAS No. 158 require the Company to measure defined benefit plan assets and obligations as of the date of the Company’s fiscal year-end, which the Company has applied as of the beginning of the fiscal year ending December 31, 2007, rather than using a September 30th measurement date. Due to the Company’s early adoption of the measurement date provisions under SFAS No. 158, the Company recognized a net reduction to the beginning balance of Accumulated Other Comprehensive Loss of $10.3 million, which is comprised of (1) a $9.4 million reduction to Accumulated Other Comprehensive Loss due to the revaluation of the pension liability and (2) a $0.9 million reduction to Accumulated Other Comprehensive Loss of amortization of prior service costs and actuarial gains/losses over the period from October 1, 2006 to December 31, 2006. In addition, the Company recognized a $2.9 million increase to the beginning balance of Accumulated Deficit for the total net periodic benefit costs incurred from October 1, 2006 to December 31, 2006.
     Effective as of December 31, 2006, the Company adopted the recognition and dislosure provisions of SFAS No. 158. These provisions of SFAS No. 158 require the Company to recognize the funded status of its defined benefit pension plans and other post-retirement plans in the December 31, 2006 Consolidated Balance Sheet, measured as the difference between plan assets at fair value and the projected benefit obligations. The net funded status of the underfunded pension and other post-retirement plans is recognized as a net liability on the Consolidated Balance Sheet. SFAS No. 158 also requires the Company to recognize as a component of accumulated other comprehensive loss, net of tax, the actuarial gains and losses and prior service costs or credits that arose during the year but are not recognized in net loss as components of net periodic benefit cost pursuant to FASB Statement Nos. 87 and 106. The Company recognized $112.6 million in accumulated other comprehensive income for actuarial gains and prior service costs, which amount will be adjusted as such actuarial gains and prior service costs are subsequently recognized as components of net periodic benefit cost pursuant to the recognition of amortization provisions

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
of FASB Statement Nos. 87 and 106. In addition, the additional minimum pension liability (“AML”) recognized under the provisions of FASB Statement No. 132(R) “Employers’ Disclosures about Pensions and Other Postretirement Benefits—an amendment of FASB Statements No. 87, 88, and 106”, in the 2006 financial statements of $88.0 million was reversed through other comprehensive loss upon adoption of SFAS No. 158.
     Upon adoption of the recognition and disclosure provisions of SFAS No. 158, appropriate adjustments were made to various assets and liabilities as of December 31, 2006, with a net offsetting after-tax effect of $(5.6) million recorded as a net adjustment to the ending balance of Accumulated Other Comprehensive Loss. This net adjustment should have been reported separately as (1) a $19.0 million adjustment for minimum pension liability as a component of Total Comprehensive Loss and (2) a $(24.6) million adjustment for the initial adoption of SFAS No. 158 to the ending balance of Accumulated Other Comprehensive Loss, which combined resulted in the same $(5.6) million net adjustment to the ending balance of Accumulated Other Comprehensive Loss.
     The Company adjusted the presentation of 2006 Total Comprehensive Loss to separately report the $19.0 million adjustment for minimum pension liability and the $(24.6) million adjustment for the initial adoption of SFAS No.158, which netted to the same $(5.6) million net adjustment to the ending balance of Accumulated Other Comprehensive Loss. By separately reporting the respective components of the $(5.6) million net adjustment using the foregoing allocation, Total Comprehensive Loss revised for the year ended December 31, 2006 was $229.2 million, compared with the Total Comprehensive Loss of $248.2 million reported in the 2006 Form 10-K. Such adjustment does not have any impact on the balance of Accumulated Other Comprehensive Loss and Total Stockholder’s Deficiency at December 31, 2006 as reported in the 2006 Form 10-K.
     The following table summarizes the effect of the reversal of the additional minimum liabilities at the year ended December 31, 2006, as well as the recognition of actuarial gains and prior service costs as an adjustment to accumulated other comprehensive loss upon adoption of the recognition provisions of SFAS No. 158 effective as of December 31, 2006:

		SFAS No. 158 Adjustments
		Reversal of	Actuarial Gains
	Prior to	Minimum	(Losses) & Prior		As Reported at
	Adjustments	Pension Liability	Service Cost		December 31, 2006
Other assets (a)	$142.5	$—	$(0.1)		$142.4
Pension and other post-retirement benefit liabilities (b)	158.5	(88.0)	112.5		183.0
Accumulated other comprehensive (loss)	(99.6)	88.0	(112.6)		(124.2)
Total stockholder’s deficiency (a)	(1,205.2)	88.0 (c)	(112.6	)(c)	(1,229.8)

(a)	The incremental effect of deferred tax assets at December 31, 2006 after giving effect to the adoption of the recognition provisions of SFAS No. 158 was offset by a valuation allowance, which resulted in no net tax impact due to the adoption of SFAS No. 158.

(b)	The total liability for pension benefits includes the current portion of the pension liability, $7.3 million, which is recognized in the other current liabilities on the Consolidated Balance Sheet and $175.7 million, which was recognized in the long-term pension and other post-retirement liability on the Consolidated Balance Sheet at December 31, 2006.

(c)	As a result of adopting and accounting for the recognition provisions of SFAS No. 158 effective as of December 31, 2006, the Company made appropriate adjustments to various assets and liabilities as of December 31, 2006, with a net offsetting after-tax effect of $(24.6) million recorded as a net adjustment to the ending balance of Accumulated Other Comprehensive Loss. This net adjustment is comprised of (1) an $88.0 million net adjustment to reverse the additional mimimum pension liability and (2) a $(112.6) million net adjustment to recognize actuarial gains (losses) and prior service costs or credits.
     The following table provides an aggregate reconciliation of the projected benefit obligations, plan assets, funded status and amounts recognized in the Company’s consolidated financial statements related to the Company’s significant pension and other post-retirement plans. The measurement date used for the 2007 plan assets was December 31, 2007 and the measurement date used for the 2006 plan assets was September 30, 2006.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

				Other
				Post-retirement
	Pension Plans			Benefit Plans
		Measurement			Measurement
	December	Date Change	September	December	Date Change	September
	31, 2007	Q4 2006	30, 2006	31, 2007	Q4 2006	30, 2006
Change in Benefit Obligation:

Benefit obligation — beginning of period	$(599.3)	$(595.8)	$(587.8)	$(15.1)	$(15.1)	$(13.2)
Service cost	(9.2)	(2.4)	(10.0)	—	—	(0.0)
Interest cost	(33.2)	(8.0)	(32.1)	(0.9)	(0.2)	(0.8)
Plan amendments	(0.7)	—	—	—	—	—
Actuarial gain (loss)	35.1	(0.5)	11.1	1.1	—	(2.3)
Special termination benefits	(0.1)	—	—	—	—	—
Benefits paid	31.5	7.5	29.9	1.0	0.2	1.1
Foreign exchange (loss) gain	(2.2)	—	(6.7)	(0.1)	—	0.1
Plan participant contributions	(0.2)	(0.1)	(0.2)	—	—	—

Benefit obligation — end of period	$(578.3)	$(599.3)	$(595.8)	$(14.0)	$(15.1)	$(15.1)

Change in Plan Assets:
Fair value of plan assets — beginning of period	$438.7	$424.0	$383.0	$—	$—	$—
Actual return on plan assets	27.7	18.4	35.7	—	—	—
Employer contributions	37.1	3.7	30.6	1.0	0.3	1.1
Plan participant contributions	0.2	0.1	0.2	—	—	—
Benefits paid	(31.5)	(7.5)	(29.9)	(1.0)	(0.3)	(1.1)
Foreign exchange gain (loss)	1.5	—	4.4	—	—	—

Fair value of plan assets — end of period	$473.7	$438.7	$424.0	$—	$—	$—

Underfunded status of plans at December 31,	$(105.5)	$(160.6)		$(14.0)	$(15.1)

Overfunded status of plans at December 31,	$0.9	$—		$—	$—

     In respect of pension plans and other post-retirement benefit plans, amounts recognized in the Company’s Consolidated Balance Sheets at December 31, 2007 and 2006, respectively, consist of the following:

			Other
			Post-retirement
	Pension Plans		Benefit Plans
	December 31,
	2007	2006	2007	2006
Other long-term assets	$0.9	$—	$—	$—
Accrued expenses and other	(6.1)	(6.1)	(1.0)	(1.2)
Pension and other post-retirement benefit liabilities	(99.4)	(162.0)	(13.0)	(13.7)

	(104.6)	(168.1)	(14.0)	(14.9)
Accumulated other comprehensive loss	72.3	109.4	2.6	3.7

	$(32.3)	$(58.7)	$(11.4)	$(11.2)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     With respect to the above accrued net periodic benefit costs, the Company has recorded receivables from affiliates of $1.8 million and $1.9 million at December 31, 2007 and 2006, respectively, relating to pension plan liabilities retained by such affiliates.
     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the Company’s pension plans are as follows:

	December 31,
	2007	2006	2005
Projected benefit obligation	$578.3	$599.3	$586.5
Accumulated benefit obligation	563.7	578.8	567.6
Fair value of plan assets	473.7	438.7	383.0
     The components of net periodic benefit cost for the pension plans and other post-retirement benefit plans are as follows:

				Other
				Post-retirement
	Pension Plans			Benefit Plans
	Years Ended December 31,
	2007	2006	2005	2007	2006	2005
Net periodic benefit cost:
Service cost	$9.2	$10.0	$9.6	$0.1	$—	$0.1
Interest cost	33.1	32.1	31.0	0.9	0.8	0.9
Expected return on plan assets	(36.8)	(31.8)	(28.3)	—	—	—
Amortization of prior service cost	(0.5)	(0.5)	(0.6)	—	—	—
Amortization of actuarial loss (gain)	2.9	6.6	7.4	0.2	0.1	0.1
Settlement cost	—	0.1	—	—	—	—
Curtailment cost	0.1	(0.8)	—	—	—	—

	8.0	15.7	19.1	1.2	0.9	1.1
Portion allocated to Revlon Holdings	(0.1)	(0.1)	(0.1)	—	—	—

	$7.9	$15.6	$19.0	$1.2	$0.9	$1.1

     Amounts recognized in accumulated other comprehensive loss at December 31, 2007, which have not yet been recognized as a component of net periodic pension cost, are as follows:

		Post-retirement
	Pension Benefits	Benefits	Total
Net actuarial loss	$73.8	$2.6	$76.4
Prior service credit	(1.5)	—	(1.5)

	72.3	2.6	74.9
Portion allocated (to) from Revlon Holdings	(0.5)	—	(0.5)

	$71.8	$2.6	$74.4

     The total actuarial losses in respect of the Company’s pension plans and other post-retirement plans included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year ended December 31, 2008 is $1.4 million and $0.2 million, respectively. The total prior service credits in respect of the Company’s pension plans and other post-retirement plans included in accumulated other comprehensive income and expected to be recognized in net periodic pension cost during the fiscal year ended December 31, 2008 are $0.5 million and nil, respectively.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     The following weighted-average assumptions were used to determine the Company’s projected benefit obligation at the end of year listed:

	U.S. Plans		International Plans
	2007	2006	2007	2006
Discount rate	6.24%	5.75%	5.7%	5.0%
Rate of future compensation increases	4.0	4.0	4.3	3.9
     The following weighted-average assumptions were used to determine the Company’s net periodic benefit cost during the year listed:

	U.S. Plans				International Plans
	2007	2006		2005	2007	2006	2005
Discount rate	5.75%	5.5	%(a)	5.75%	5.0%	5.0%	5.5%
Expected return on plan assets	8.5	8.5		8.5	6.7	6.7	7.0
Rate of future compensation increases	4.0	4.0		4.0	3.9	3.7	3.7

(a)	The disount rate used to determine the net periodic benefit cost for the Company’s U.S. plans during 2006 was 5.5% and 5.75% for the first nine months and final three months of 2006, respectively.
     The 6.24% weighted-average discount rate for the U.S. plans for 2007 was derived by reference to appropriate benchmark yields on high quality corporate bonds, with terms which approximate the duration of the benefit payments and the relevant benchmark bond indices considering the individual plan’s characteristics, such the Citigroup Pension Discount Curve, to select a rate at which the Company believes the U.S. pension benefits could be effectively settled. The discount rates for the Company’s primary international plans were derived from similar local studies, in conjunction with local actuarial consultants and asset managers.
     The Company considers a number of factors to determine its expected rate of return on plan assets assumption, including, without limitation, recent and historical performance of plan assets, asset allocation and other third-party studies and surveys. The Company considered the plan portfolios’ asset allocations over a variety of time periods and compared them with third-party studies and reviewed performance of the capital markets in recent years and other factors and advice from various third parties, such as the pension plans’ advisers, investment managers and actuaries. While the Company considered recent performance and the historical performance of plan assets, the Company’s assumptions are based primarily on its estimates of long-term, prospective rates of return. Using the aforementioned methodologies, the Company selected the 8.5% return on assets assumption used for the U.S pension plans during 2007. Differences between actual and expected asset returns are recognized in the net periodic benefit cost over the remaining service period of the active participating employees.
     The rate of future compensation increases is an assumption used by the actuarial consultants for pension accounting and is determined based on the Company’s current expectation for such increases.
     The following table presents domestic and foreign pension plan assets information at December 31, 2007, 2006 and 2005, respectively:

	U.S. Plans			International Plans
	2007	2006	2005	2007	2006	2005
Fair value of plan assets	$424.4	$380.3	$347.5	$49.3	$43.7	$35.5
     The Investment Committee for the Company’s pension plans (the “Investment Committee”) has adopted (and revises from time to time) an investment policy for the U.S. pension plans intended to meet or exceed the expected rate of return on plan assets assumption. In connection with this objective, the Investment Committee retains professional investment managers that invest plan assets in the following asset classes: equity and fixed income securities, real estate, and cash and other investments, which may include hedge funds and private equity and global balanced strategies. The International plans follow a similar methodology in conjunction with local actuarial consultants and asset managers.
     The U.S. pension plans currently have the following target ranges for these asset classes, which are reviewed quarterly and considered for readjustment when an asset class weighting is outside of its target range (recognizing that these are flexible target ranges that may vary from time to time) with the goal of achieving the expected return on plan assets at a reasonable risk level as follows:

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

Target Ranges
Asset Category:
Equity securities	33% - 39%
Fixed income securities	20% - 26%
Real estate	0% - 3%
Cash and other investments	13% - 19%
Global balanced strategies	22% - 28%
     The U.S. pension plans weighted-average asset allocations at December 31, 2007 and 2006, respectively, by asset categories were as follows:

	2007	2006
Asset Category:
Equity securities	38.1%	37.6%
Fixed income securities	19.6	19.7
Cash and other investments	17.9	18.1
Global balanced strategies	24.4	24.6

	100.0%	100.0%

     Within the equity securities asset class, the investment policy provides for investments in a broad range of publicly-traded securities ranging from small to large capitalization stocks and U.S. and international stocks. Within the fixed income securities asset class, the investment policy provides for investments in a broad range of publicly-traded debt securities ranging from U.S. Treasury issues, corporate debt securities, mortgages and asset-backed issues, as well as international debt securities. Within the real estate asset class, the investment policy provides for investment in a diversified commingled pool of real estate properties across the U.S. In the cash and other investments asset class, investments may be in cash and cash equivalents and other investments, which may include hedge funds and private equity not covered in the classes listed above, provided that such investments are approved by the Investment Committee prior to their selection. Within the global balanced strategies, the investment policy provides for investments in a broad range of publicly traded stocks and bonds in both U.S. and international markets as described in the asset classes listed above. In addition, the global balanced strategies can include commodities, provided that such investments are approved by the Investment Committee prior to their selection.
     The Investment Committee’s investment policy does not allow the use of derivatives for speculative purposes, but such policy does allow its investment managers to use derivatives to reduce risk exposures or to replicate exposures of a particular asset class.
Contributions:
     The Company’s policy is to fund at least the minimum contributions required to meet applicable federal employee benefit and local laws, or to directly pay benefit payments where appropriate. During 2008, the Company expects to contribute approximately $12.3 million to its pension plans and approximately $1.0 million to its other post-retirement benefit plans.
Estimated Future Benefit Payments:
     The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

	Total Pension	Total Other
	Benefits	Benefits
2008	$33.8	$1.0
2009	35.0	1.0
2010	35.8	1.1
2011	37.0	1.1
2012	39.0	1.2
Years 2013 to 2017	215.5	5.8

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
12. STOCK COMPENSATION PLAN
     The following note has been retroactively restated to give effect to the September 2008 1-for-10 reverse stock split — See Note 18, “Subsequent Events.”
     Revlon, Inc. maintains the Third Amended and Restated Revlon, Inc. Stock Plan (the “Stock Plan”), which provides for awards of stock options, stock appreciation rights, restricted or unrestricted stock and restricted stock units to eligible employees and directors of Revlon, Inc. and its affiliates, including Products Corporation.
     Effective in December 2007, the Stock Plan was amended and restated to (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)):
(1)	rename the Stock Plan as the “Third Amended and Restated Revlon, Inc. Stock Plan”;

(2)	increase the aggregate number of shares of Revlon, Inc.’s Class A Common Stock with respect to which awards may be granted under the Stock Plan from 4,065,000 shares to 6,565,000 shares;

(3)	remove the provision of the Stock Plan restricting to 1,500,000 the number of shares of the Company’s Class A Common Stock with respect to which awards of restricted and unrestricted stock and restricted stock units may be granted under the Stock Plan and to make certain conforming changes to reflect this change;

(4)	increase from 406,500 to 656,500 (subject to the adjustment provisions contained in the Stock Plan), the number of awards that may be granted under the Stock Plan as restricted and unrestricted stock and restricted stock units without the minimum vesting requirements applicable to such awards under the Stock Plan; and

(5)	provide that shares withheld by the Company for the payment of taxes upon vesting of awards will become available for subsequent grants of awards (including restricted stock) under the Stock Plan.
     The primary purpose of the amendments was to afford the Company greater flexibility in the administration of the Stock Plan in furtherance of its efforts to provide meaningful equity-based compensation and retention incentives for key existing employees and recruitment incentives for new employees who are expected to contribute to the continued execution of the Company’s business strategy.
     In November 2006, the Stock Plan was amended and restated to, among other things, provide that in connection with any future merger, consolidation, sale of all or substantially all of the Company’s assets or other similar transactions, the Company’s Compensation and Stock Plan Committee (the “Compensation Committee”) may, by notice to grantees, accelerate the dates upon which all outstanding stock options and stock appreciation rights awards of such grantees shall be exercisable and the dates upon which action may be taken with respect to all other awards requiring action on the part of grantees, without requiring that such awards terminate.
Stock options:
     Non-qualified stock options granted under the Stock Plan are granted at prices that equal or exceed the fair market value of Class A Common Stock on the grant date and have a term of 7 years (option grants under the Stock Plan prior to June 4, 2004 have a term of 10 years). Option grants generally vest over service periods that range from one to four years. Additionally, employee stock option grants outstanding in November 2006 vest upon a “change in control”.
     Total net stock option compensation expense includes amounts attributable to the granting of, and the remaining requisite service period of, stock options issued under the Stock Plan, which awards were unvested at January 1, 2006 or granted on or after such date. Net stock option compensation expense for the year ended December 31, 2007 and 2006 was $1.5 million and $7.1 million (including with respect to 2006 $1.4 million related to the departure of Mr. Jack Stahl, the Company’s former President and Chief Executive Officer, in September 2006). As of December 31, 2007, the total unrecognized stock option compensation expense related to unvested stock options in the aggregate was $0.6 million. The unrecognized stock option compensation expense is expected to be recognized over a weighted-average period of 1.3 years as of December 31, 2007. The total fair value of stock options that vested during the year ended December 31, 2007 was $9.7 million.
     At December 31, 2007, 2006 and 2005 there were 2,012,645; 1,799,045; and 1,597,238 stock options exercisable under the Stock Plan, respectively.
     A summary of the status of stock option grants under the Stock Plan as of December 31, 2007, 2006 and 2005 and changes during the years then ended is presented below (as adjusted for the September 2008 1-for-10 reverse stock split):

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

		Weighted
	Shares	Average
	(000’s)	Exercise Price
Outstanding at January 1, 2005	3,078.2	$46.59
Granted	520.0	25.63
Exercised	(1.8)	30.30
Forfeited and expired	(293.1)	55.95

Outstanding at December 31, 2005	3,303.3	42.47

Granted	4.7	19.47
Exercised	(6.0)	28.99
Forfeited and expired	(802.7)	33.42

Outstanding at December 31, 2006	2,499.3	45.43

Granted	—	—
Exercised	—	—
Forfeited and expired .	(331.2)	69.00

Outstanding at December 31, 2007	2,168.1	41.94

     There were no options granted during 2007. The weighted average grant date fair value of options granted during 2006 and 2005 approximated $11.09 and $13.76, respectively, and were estimated using the Black-Scholes option valuation model with the following weighted-average assumptions:

	Year Ended December 31,
	2007		2006	2005
Expected life of option (a)	N/A		4.75 years	4.75 years
Risk-free interest rate (b)	N/A	%	4.76%	3.95%
Expected volatility (c)	N/A	%	65%	61%
Expected dividend yield (d)	N/A		N/A	N/A

(a)	The expected life of an option is calculated using a formula based on the vesting term and contractual life of the option.

(b)	The risk-free interest rate is based upon the rate in effect at the time of the option grant on a zero coupon U.S. Treasury bill for periods approximating the expected life of the option.

(c)	Expected volatility is based on the daily historical volatility of the closing price of Revlon, Inc.’s Class A Common Stock as reported on the NYSE consolidated tape over the expected life of the option.

(d)	Assumes no dividends on Revlon, Inc.’s Class A Common Stock for options granted during the years ended December 31, 2007, 2006 and 2005, respectively.
     The following table summarizes information about the Stock Plan’s options outstanding at December 31, 2007 (as adjusted for the September 2008 1-for-10 reverse stock split):

	Outstanding				Exerciseable
	Number	Weighted	Weighted		Number	Weighted	Weighted
	of	Average	Average	Aggregate	of	Average	Average
Range of Exercise	Options	Years	Exercise	Intrinsic	Options	Years	Exercise
Prices	(000’s)	Remaining	Price	Value	(000’s)	Remaining	Price
$14.60 to $25.50	303.7	4.51	$25.18	—	153.2	4.48	$25.20
25.51 to 34.70	1,515.1	3.38	30.35	—	1,510.1	3.37	30.35
34.71 to 56.40	167.2	4.55	39.14	—	167.2	4.55	39.14
56.41 to 100.00	105.7	2.84	69.41	—	105.7	2.84	69.41
100.01 to 500.00	76.4	0.77	306.82	—	76.4	0.77	306.82

14.60 to 500.00	2,168.1	3.51	41.94	—	2,012.6	3.43	43.23

Restricted stock awards and restricted stock units:
     The Stock Plan and the Supplemental Stock Plan (as hereinafter defined) also allow for awards of restricted stock and restricted stock units to employees and directors of Revlon, Inc. and its affiliates, including Products Corporation. The restricted stock awards granted under the Stock Plan vest over service periods that generally range from 1.5 years to 3 years. In

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
2007, 2006 and 2005, the Company granted 831,352; 651,167; and 5,000 shares, respectively, of restricted stock and restricted stock units under the Stock Plan with weighted average fair values, based on the market price of Class A Common Stock on the dates of grant, of $12.50, $15.87 and $31.30, respectively. At December 31, 2007 and 2006, there were 1,164,806 and 812,064 shares of restricted stock and restricted stock units outstanding and unvested under the Stock Plan, respectively.
     A summary of the status of grants of restricted stock and restricted stock units under the Stock Plan and Supplemental Stock Plan as of December 31, 2007, 2006, and 2005 and changes during the years then ended is presented below (as adjusted for the September 2008 1-for-10 reverse stock split (See Note 18, “Subsequent Events”)):

		Weighted
		Average
	Shares	Grant Date
	(000’s)	Fair Value
Outstanding at January 1, 2005	572.5	$31.80

Granted	5.0	31.30
Vested (a)	(177.7)	31.75
Forfeited	(18.8)	31.75

Outstanding at December 31, 2005	381.0	31.86

Granted	651.2	15.87
Vested (a)	(187.2)	31.33
Forfeited	(32.9)	30.15

Outstanding at December 31, 2006	812.1	19.23

Granted	831.3	12.50
Vested (a)	(415.4)	22.46
Forfeited	(63.2)	15.74

Outstanding at December 31, 2007	1,164.8	13.45

(a)	Of the amounts vested during 2005, 2006 and 2007, 23,631 shares; 19,335 shares; and 87,613 shares, respectively, were withheld by the Company to satisfy certain grantees’ minimum withholding tax requirements, which withheld shares became Revlon, Inc. treasury stock and are not sold on the open market.
     In 2002, Revlon, Inc. adopted the Revlon, Inc. 2002 Supplemental Stock Plan (the “Supplemental Stock Plan”), the purpose of which was to provide Mr. Jack Stahl, the Company’s former President and Chief Executive Officer, the sole eligible participant under the Supplemental Stock Plan, with inducement awards to entice him to join the Company. All of the 53,000 shares of Class A Common Stock covered by the Supplemental Stock Plan were issued in the form of restricted shares to Mr. Stahl in February 2002 and all of these shares were fully vested at December 31, 2007.
     The Company recognizes non-cash compensation expense related to restricted stock awards and restricted stock units under the Stock Plan and Supplemental Stock Plan using the straight-line method over the remaining service period. The Company recorded compensation expense related to restricted stock awards under the Stock Plan and Supplemental Stock Plan of $5.2 million, $6.0 million and $5.8 million during 2007, 2006 and 2005, respectively. The deferred stock-based compensation related to restricted stock awards is $14.1 million and $9.9 million at December 31, 2007 and 2006, respectively. The deferred stock-based compensation related to restricted stock awards is expected to be recognized over a weighted-average period of 2.2 years. The total fair value of restricted stock and restricted stock units that vested during the years ended December 31, 2007 and 2006 was $9.3 million and $5.9 million, respectively. At December 31, 2007, there were 1,164,806 shares of unvested restricted stock and restricted stock units under the Stock Plan and nil under the Supplemental Stock Plan.
     Pro forma net loss:
     Prior to the Company’s adoption of SFAS No. 123(R), effective as of January 1, 2006 SFAS No. 123 required that the Company provide pro forma information regarding net loss and net loss per common share as if compensation expense for the Company’s stock-based awards had been determined in accordance with the fair value method prescribed therein. The Company had previously adopted the disclosure portion of SFAS No. 148, “Accounting for Stock-Based Compensation -

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
Transition and Disclosure, an amendment of FASB Statements No. 123” (“SFAS No. 148”), requiring quarterly SFAS No. 123 pro forma disclosure. The pro forma charge for compensation expense related to stock-based awards granted was recognized over the service period. For stock options, the service period represents the period of time between the date of grant and the date each stock option becomes exercisable without consideration of acceleration provisions (e.g., retirement, change of control and similar types of acceleration events).
     The following table illustrates the effect on net loss as if the Company had applied the fair value method to its stock-based compensation under the disclosure provisions of SFAS No. 123 and amended disclosure provisions of SFAS No. 148:

Year Ended
December 31,
2005
Net loss as reported	$(77.8)
Add-back: Stock-based employee compensation expense included in reported net loss	5.8
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	(22.1)

Pro forma net loss	$(94.1)

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
13. ACCUMULATED OTHER COMPREHENSIVE LOSS
     The components of accumulated other comprehensive loss during 2007, 2006 and 2005, respectively, are as follows:

			Actuarial
			Gain / (Loss)	Prior Service		Accumulated
	Foreign	Minimum	on Post-	Cost on Post-	Deferred	Other
	Currency	Pension	retirement	retirement	Loss -	Comprehensive
	Translation	Liability	Benefits	Benefits	Hedging	Loss
Balance January 1, 2005	$(7.9)	$(113.7)	$—	$—	$(2.7)	$(124.3)
Unrealized gains (losses)	(6.9)	6.7	—	—	0.2	—
Reclassifications into net loss	0.4	—	—	—	2.2	2.6

Balance December 31, 2005	(14.4)	(107.0)	—	—	(0.3)	(121.7)
Unrealized gains (losses)	3.2	19.0	—	—	(0.4)	21.8
Reclassifications under SFAS No. 158 (a)	—	88.0	(115.8)	2.7	—	(25.1)
Portion of SFAS No. 158 reclassification allocated to Revlon Holdings (a)	—	—	0.5	—	—	0.5
Reclassifications into net loss	—	—	—	—	0.3	0.3

Balance December 31, 2006	(11.2)	—	(115.3)	2.7	(0.4)	(124.2)
SFAS No. 158 adjustment(b)			10.3			10.3

Adjusted balance January 1, 2007	(11.2)	—	(105.0)	2.7	(0.4)	(113.9)
Unrealized gains (losses)	(2.0)				(1.7)	(3.7)
Reclassifications into net loss(c)					—	—
Amortization under SFAS No. 158(d)			27.4	1.5		28.9

Balance December 31, 2007	$(13.2)	$—	$(77.6)	$4.2	$(2.1)	$(88.7)

(a)	Due to the adoption of SFAS No. 158 in December 2006, the minimum pension liability, as set forth in the table above, is no longer recognized as a component of comprehensive loss. The $24.6 million net adjustment represents the difference between (1) $115.8 million of actuarial gains and $2.7 million of prior service costs calculated under SFAS No. 158, both of which have not yet been recognized as a component of net periodic pension cost, (2) the net $0.5 million reclassification of actuarial gains and prior service costs calculated under SFAS No. 158, which are attributable to Revlon Holdings under the 1992 transfer agreements referred to in Note 14, “Related Party Transactions”, and (3) the $88.0 reversal of the minimum pension liability, which under SFAS No. 158 is no longer required as a component of comprehensive loss to be recognized during 2006 as a component of comprehensive loss. (See Note 11, “Savings Plan, Pension and Other Post-retirement Benefits”).

(b)	Due to the Company’s early adoption of the provisions under SFAS No. 158, effective as of January 1, 2007 requiring a measurement date for determining defined benefit plan assets and obligations using the Company’s fiscal year end of December 31st, rather than using a September 30th measurement date, the Company recognized a net reduction to the beginning balance of Accumulated Other Comprehensive Loss of $10.3 million, as set forth in the table above, which is comprised of (1) a $9.4 million reduction to Accumulated Other Comprehensive Loss due to the revaluation of the pension liability as a result of the change in the measurement date and (2) a $0.9 million reduction to Accumulated Other Comprehensive Loss of amortization of prior service costs, actuarial gains/losses and return on assets over the period from October 1, 2006 to December 31, 2006. In addition, the Company recognized a $2.9 million increase to the beginning balance of Accumulated Deficit, as set forth in the table above, which represents the total net periodic benefit costs incurred from October 1, 2006 to December 31, 2006. (See Note 11, “Savings Plan, Pension, and Post-retirement Benefits”).

(c)	Due to the Company’s use of derivative financial instruments, the net amount of hedge accounting derivative losses recognized by the Company, as set forth in the table above, pertains to (1) the reversal of $0.4 million of net losses accumulated in Accumulated Other Comprehensive Loss at January 1, 2007 upon the Company’s election during the fiscal quarter ended March 31, 2007 to discontinue the application of hedge accounting under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” for certain derivative financial instruments, as the Company no longer designates its foreign currency forward exchange contracts as hedging instruments and (2) the reversal of a $0.4 gain pertaining a net receipt settlement in December 2007 under the terms of Products Corporation’s floating-to-fixed interest rate swap transaction, executed in September 2007, with a notional amount of $150 million relating to indebtedness under Products Corporation’s 2006 Term Loan Facility. The Company has designated the floating-to-fixed interest rate swap as a hedging instrument and accordingly applies hedge accounting under SFAS No.133. (See Note 9, “Financial Instruments” to the Consolidated Financial Statements and the discussion of Critical Accounting Policies in Exhibit 99.4).

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)

(d)	Amount represents a reduction in Accumulated Other Comprehensive Loss as a result of the amortization of unrecognized prior service costs and actuarial gains/losses arising during 2007 related to the Company’s pension and other post-retirement plans.
14. RELATED PARTY TRANSACTIONS
     As of December 31, 2007, MacAndrews & Forbes beneficially owned shares of Revlon, Inc.’s Common Stock having approximately 74% of the combined voting power of such outstanding shares. Revlon, Inc. in turn directly owns all 5,260 outstanding shares of Products Corporation’s common stock. As a result, MacAndrews & Forbes is able to elect the entire Board of Directors of Revlon, Inc. and Products Corporation and control the vote on all matters submitted to a vote of Revlon, Inc.’s and Products Corporation’s stockholders. MacAndrews & Forbes is wholly-owned by Ronald O. Perelman, Chairman of Revlon, Inc.’s and Products Corporation’s Board of Directors.
Transfer Agreements
     In June 1992, Revlon, Inc. and Products Corporation entered into an asset transfer agreement with Revlon Holdings LLC, a Delaware limited liability company and formerly a Delaware corporation known as Revlon Holdings Inc. (“Revlon Holdings”), and which is an affiliate and an indirect wholly-owned subsidiary of MacAndrews & Forbes and certain of Revlon Holdings’ wholly-owned subsidiaries. Revlon, Inc. and Products Corporation also entered into a real property asset transfer agreement with Revlon Holdings. Pursuant to such agreements, on June 24, 1992, Revlon Holdings transferred assets to Products Corporation and Products Corporation assumed all of the liabilities of Revlon Holdings, other than certain specifically excluded assets and liabilities (the liabilities excluded are referred to as the “Excluded Liabilities”). Certain consumer products lines sold in demonstrator-assisted distribution channels considered not integral to Revlon, Inc.’s business and that historically had not been profitable and certain other assets and liabilities were retained by Revlon Holdings. Revlon Holdings agreed to indemnify Revlon, Inc. and Products Corporation against losses arising from the Excluded Liabilities, and Revlon, Inc. and Products Corporation agreed to indemnify Revlon Holdings against losses arising from the liabilities assumed by Products Corporation. The amounts reimbursed by Revlon Holdings to Products Corporation for the Excluded Liabilities for 2007, 2006 and 2005 were $0.1 million, $0.3 million and $0.2 million, respectively.
Reimbursement Agreements
     Revlon, Inc., Products Corporation and MacAndrews & Forbes Inc. (a wholly-owned subsidiary of MacAndrews & Forbes Holdings) have entered into reimbursement agreements (the “Reimbursement Agreements”) pursuant to which (i) MacAndrews & Forbes Inc. is obligated to provide (directly or through affiliates) certain professional and administrative services, including employees, to Revlon, Inc. and its subsidiaries, including Products Corporation, and purchase services from third party providers, such as insurance, legal and accounting services and air transportation services, on behalf of Revlon, Inc. and its subsidiaries, including Products Corporation, to the extent requested by Products Corporation, and (ii) Products Corporation is obligated to provide certain professional and administrative services, including employees, to MacAndrews & Forbes and purchase services from third party providers, such as insurance, legal and accounting services, on behalf of MacAndrews & Forbes to the extent requested by MacAndrews & Forbes, provided that in each case the performance of such services does not cause an unreasonable burden to MacAndrews & Forbes or Products Corporation, as the case may be.
     Products Corporation reimburses MacAndrews & Forbes for the allocable costs of the services purchased for or provided to Products Corporation and its subsidiaries and for the reasonable out-of-pocket expenses incurred in connection with the provision of such services. MacAndrews & Forbes reimburses Products Corporation for the allocable costs of the services purchased for or provided to MacAndrews & Forbes and for the reasonable out-of-pocket expenses incurred in connection with the purchase or provision of such services. Each of Revlon, Inc. and Products Corporation, on the one hand, and MacAndrews & Forbes Inc., on the other, has agreed to indemnify the other party for losses arising out of the provision of services by it under the Reimbursement Agreements, other than losses resulting from its willful misconduct or gross negligence.
     The Reimbursement Agreements may be terminated by either party on 90 days’ notice. Products Corporation does not intend to request services under the Reimbursement Agreements unless their costs would be at least as favorable to Products Corporation as could be obtained from unaffiliated third parties. Revlon, Inc. and Products Corporation participate in MacAndrews & Forbes’ directors and officers liability insurance program, which covers Revlon, Inc. and Products Corporation, as well as MacAndrews & Forbes. The limits of coverage are available on an aggregate basis for losses to any or all of the participating companies and their respective directors and officers.
     Revlon, Inc. and Products Corporation reimburse MacAndrews & Forbes from time to time for their allocable portion of the premiums for such coverage or they pay the insurers directly, which premiums the Company believes are more favorable than the premiums the Company would pay were it to secure stand-alone coverage. Any amounts paid by Revlon, Inc. and Products Corporation directly to MacAndrews & Forbes in respect of premiums are included in the amounts paid under the Reimbursement Agreements. The net amounts reimbursable from (payable to) MacAndrews & Forbes to Products Corporation

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
for the services provided under the Reimbursement Agreements for 2007, 2006 and 2005 were $0.6 million, $0.5 million, and $(3.7) million, respectively.
Tax Sharing Agreements
     As a result of the closing of the Revlon Exchange Transactions, as of March 25, 2004, Revlon, Inc., Products Corporation and their U.S. subsidiaries were no longer included in the MacAndrews & Forbes Group for federal income tax purposes. See Note 10, “Income Taxes”, for further discussion on these agreements and related transactions in 2007, 2006 and 2005.
2004 Consolidated MacAndrews & Forbes Line of Credit
     For a description of transactions with MacAndrews & Forbes in 2007, 2006 and 2005 in connection with the 2004 Consolidated MacAndrews & Forbes Line of Credit with MacAndrews & Forbes, see Note 8, “Long-Term Debt”.
Refinancing Transactions and Rights Offerings
     For a description of transactions with MacAndrews & Forbes in 2007, 2006 and 2005 in connection with the Debt Reduction Transactions, the Revlon Exchange Transactions and the 2004 Investment Agreement, including in connection with the $110 Million Rights Offering and the $100 Million Rights Offering, see Note 8, “Long-Term Debt”. See also Note 19, “Subsequent Events”, describing the full repayment of the balance of Products Corporation’s 8 5/8% Senior Subordinated Notes on their February 1, 2008 maturity date using the proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan and a related letter agreement between Revlon, Inc. and MacAndrews & Forbes.
Other
     Pursuant to a lease dated April 2, 1993 (the “Edison Lease”), Revlon Holdings leased to Products Corporation the Edison, N.J. research and development facility for a term of up to 10 years with an annual rent of $1.4 million and certain shared operating expenses payable by Products Corporation which, together with the annual rent, were not to exceed $2.0 million per year. In August 1998, Revlon Holdings sold the Edison facility to an unrelated third party, which assumed substantially all liability for environmental claims and compliance costs relating to the Edison facility, and in connection with the sale Products Corporation terminated the Edison Lease and entered into a new lease with the new owner. Revlon Holdings agreed to indemnify Products Corporation through September 1, 2013 (the term of the new lease) to the extent that rent under the new lease exceeds the rent that would have been payable under the terminated Edison Lease had it not been terminated. The net amounts reimbursed by Revlon Holdings to Products Corporation with respect to the Edison facility for 2007, 2006 and 2005 were $0.3 million, $0.3 million and $0.3 million, respectively.
     During 2005, Products Corporation leased to MacAndrews & Forbes a small amount of space at certain facilities pursuant to occupancy agreements and leases, including space at Products Corporation’s New York headquarters. The rent paid by MacAndrews & Forbes to Products Corporation for 2005 was $0.2 million. MacAndrews & Forbes vacated the leased space in August 2005.
     Certain of Products Corporation’s debt obligations have been, and may in the future be, supported by, among other things, guaranties from Revlon, Inc. and, subject to certain limited exceptions, all of the domestic subsidiaries of Products Corporation, including the 2006 Credit Agreements. The obligations under such guaranties are and were secured by, among other things, the capital stock of Products Corporation and, subject to certain limited exceptions, the capital stock of all of Products Corporation’s domestic subsidiaries and 66% of the capital stock of Products Corporation’s and its domestic subsidiaries’ first-tier foreign subsidiaries. In connection with the Revlon Exchange Transactions, in February 2004, Revlon, Inc. entered into supplemental indentures pursuant to which it agreed to guarantee the obligations of Products Corporation under the indentures governing Products Corporation’s 8 5/8% Senior Subordinated Notes, 8 1/8% Senior Notes and 9% Senior Notes. The 8 1/8% Senior Notes and 9% Senior Notes were redeemend in full in April 2005 and, as described in Note 19, “Subsequent Events”, the balance of the 8 5/8% Senior Subordinated Notes were repaid in full on their February 1, 2008 maturity date.
     Pursuant to his employment agreement, Mr. Jack Stahl, the Company’s former President and Chief Executive Officer, received two loans (prior to the passage of the Sarbanes-Oxley Act of 2002) from Products Corporation, one, in March 2002, to satisfy state, local and federal income taxes (including withholding taxes) incurred by him as a result of his having made an election under Section 83(b) of the Code in connection with the 100,000 shares of restricted stock that were granted to him in connection with his joining the Company, and a second in May 2002 to cover the purchase of a principal residence in the New York metropolitan area, as he was relocating from Atlanta, Georgia. As a result of the termination of his employment in September 2006, the outstanding principal amount and all accrued interest on such loans was forgiven in accordance with the terms of his employment agreement, being approximately $2.2 million (which included accrued interest) and $1.9 million, respectively.
     During 2000, prior to the passage of the Sarbanes-Oxley Act of 2002, Products Corporation made an advance of $0.8 million to Mr. Douglas Greeff, the Company’s former Executive Vice President, Strategic Finance, pursuant to his employment

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
agreement, which loan bore interest at the applicable federal rate and was payable in 5 equal annual installments. Pursuant to his employment agreement, Mr. Greeff was entitled to receive bonuses from Products Corporation equal to the sum of the principal and interest on the annual advance repaid by Mr. Greeff. Pursuant to the terms of Mr. Greeff’s separation agreement, as a result of the fact that Mr. Greeff ceased employment in February 2005, Mr. Greeff repaid the remaining $0.2 million of the loan on or about May 9, 2005 and Products Corporation paid the final bonus installment to Mr. Greeff on or about May 12, 2005.
     During 2007, 2006 and 2005, Products Corporation paid $0.7 million, $0.9 million and $1.0 million, respectively, to a nationally-recognized security services company, in which MacAndrews & Forbes has a controlling interest, for security officer services. Products Corporation’s decision to engage such firm was based upon its expertise in the field of security services, and the rates were competitive with industry rates for similarly situated security firms.
15. COMMITMENTS AND CONTINGENCIES
     Products Corporation currently leases manufacturing, executive, including research and development, and sales facilities and various types of equipment under operating and capital lease agreements. Rental expense was $18.2 million, $19.5 million and $17.3 million for the years ended December 31, 2007, 2006 and 2005, respectively. Minimum rental commitments under all noncancelable leases, including those pertaining to idled facilities, with remaining lease terms in excess of one year from December 31, 2007 aggregated $93.2 million. Such commitments for each of the five years and thereafter subsequent to December 31, 2007 are $16.6 million, $14.8 million, $13.0 million, $11.9 million, $11.1 million and $25.8 million, respectively.
     As part of the September 2006 organizational streamlining, the Company canceled its lease and modified its sublease of its New York City headquarters space, including vacating 23,000 square feet in December 2006 and approximately 77,300 square feet during the first quarter of 2007.
     The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company’s management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not result in a material effect on the Company’s consolidated financial condition or results of operations.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
16. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
     The following note has been retroactively restated to give effect to the September 2008 1-for-10 reverse stock split — See Note 18, “Subsequent Events.”
     The following is a summary of the unaudited quarterly results of operations:

	Year Ended December 31, 2007
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
Net sales	$322.0	$341.0	$330.8	$373.3
Gross profit	199.3	217.5	211.1	233.5
(Loss) income from continuing operations	(33.2)	(10.0)	(10.4)	41.7
(Loss) income from discontinued operations	(0.2)	0.6	1.7	0.8
Net (loss) income (a)	(33.4)	(9.4)	(8.7)	42.5

	Year Ended December 31, 2006
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
Net sales	$318.1	$312.6	$297.8	$370.2
Gross profit	204.8	179.4	153.1	233.7
(Loss) income from continuing operations	(56.3)	(84.9)	(99.2)	(4.9)
(Loss) income from discontinued operations	(0.1)	(0.3)	0.5	0.7
Net loss (b)	(56.4)	(85.2)	(98.7)	(4.2)

(a)	During 2007, the Company incurred restructuring charges of approximately $4.4 million in connection with the 2006 Programs and $2.9 in connection with the 2007 Programs.

(b)	During 2006, primarily in the third and fourth quarters, the Company incurred charges of (1) $9.4 million in connection with the departure of Mr. Jack Stahl, the Company’s former President and Chief Executive Officer, in September 2006 (including $6.2 million for severance and related costs and $3.2 million for the accelerated amortization of Mr. Stahl’s unvested options and unvested restricted stock), (2) $60.4 million in connection with the September 2006 discontinuance of the Vital Radiance brand and (3) restructuring charges of approximately $17.5 million in connection with the September 2006 organizational streamlining. In addition, primarily during the first and second quarters of 2006, the Company recorded charges for brand support and display amortization of approximately $57 million, including higher advertising and consumer promotional spending, primarily to support the launch of certain brand initiatives. In addition, the Company incurred restructuring charges of approximately $10.1 million, most of which were incurred in the first quarter of 2006, in connection with the February 2006 organizational realignment.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
17. GEOGRAPHIC, FINANCIAL AND OTHER INFORMATION
     The Company manages its business on the basis of one reportable operating segment. See Note 1, “Summary of Significant Accounting Policies”, for a brief description of the Company’s business. As of December 31, 2007, the Company had operations established in 15 countries outside of the U.S. and its products are sold throughout the world. Generally, net sales by geographic area are presented by attributing revenues from external customers on the basis of where the products are sold. During 2007, 2006 and 2005, Wal-Mart and its affiliates worldwide accounted for approximately 24%, 23% and 24%, respectively, of the Company’s net sales. The Company expects that Wal-Mart and a small number of other customers will, in the aggregate, continue to account for a large portion of the Company’s net sales. As is customary in the consumer products industry, none of the Company’s customers is under an obligation to continue purchasing products from the Company in the future.
     In the tables below, certain prior year amounts have been reclassified to conform to the current period’s presentation.

	Year Ended December 31,
	2007		2006		2005
Geographic area:
Net sales:
United States	$804.2	59%	$764.9	59%	$788.3	60%
International	562.9	41%	533.8	41%	515.2	40%

	$1,367.1		$1,298.7		$1,303.5

	December 31,
	2007		2006		2005
Long-lived assets — net:
United States	$332.3	80%	$362.1	82%	$366.9	82%
International	81.0	20%	77.1	18%	80.5	18%

	$413.3		$439.2		$447.4

	Year Ended December 31,
	2007		2006		2005
Classes of similar products:
Net sales:
Cosmetics, skincare and fragrances	$927.0	68%	$881.1	68%	$922.7	71%
Personal care	440.1	32%	417.6	32%	380.8	29%

	$1,367.1		$1,298.7		$1,303.5

18. SUBSEQUENT EVENTS
     A. MacAndrews & Forbes Senior Subordinated Term Loan Agreement
     On January 30, 2008, Products Corporation entered into its previously-announced $170 million Senior Subordinated Term Loan Agreement with MacAndrews & Forbes (the “MacAndrews & Forbes Senior Subordinated Term Loan” and the “MacAndrews & Forbes Senior Subordinated Term Loan Agreement”, respectively). On February 1, 2008, Products Corporation used the proceeds of the MacAndrews & Forbes Senior Subordinated Term Loan to repay in full the approximately $167.4 million remaining aggregate principal amount of Products Corporation’s 8 5/8% Senior Subordinated Notes, which matured on February 1, 2008, and to pay certain related fees and expenses, including the payment to MacAndrews & Forbes of a facility fee of $2.55 million (or 1.5% of the total aggregate principal amount of such loan) upon MacAndrews & Forbes’ funding of such loan. In connection with such repayment, Products Corporation also used cash on hand to pay approximately $7.2 million of accrued and unpaid interest due on the 8 5/8% Senior Subordinated Notes up to, but not including, the February 1, 2008 maturity date.
     The MacAndrews & Forbes Senior Subordinated Term Loan bears interest at an annual rate of 11%, which is payable in arrears in cash on March 31, June 30, September 30 and December 31 of each year, commencing on March 31, 2008. The

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
MacAndrews & Forbes Senior Subordinated Term Loan matures on August 1, 2009, provided that Products Corporation may, at its option, prepay such loan, in whole or in part (together with accrued and unpaid interest), at any time prior to maturity without premium or penalty.
     The MacAndrews & Forbes Senior Subordinated Term Loan is an unsecured obligation of Products Corporation and, pursuant to subordination provisions that are generally incorporated from the indenture which governed the 8 5/8% Senior Subordinated Notes prior to their repayment, is subordinated in right of payment to all existing and future senior debt of Products Corporation, currently including indebtedness under (i) Products Corporation’s 2006 Credit Agreements, and (ii) Products Corporation’s 9 1/2% Senior Notes. The MacAndrews & Forbes Senior Subordinated Term Loan has the right to payment equal in right of payment with any present and future senior subordinated indebtedness of Products Corporation.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement contains covenants (other than the subordination provisions discussed above) that are generally incorporated from the indenture governing Products Corporation’s 9 1/2% Senior Notes, including covenants that limit the ability of Products Corporation and its subsidiaries to, among other things, incur additional indebtedness, pay dividends on or redeem or repurchase stock, engage in certain asset sales, make certain types of investments and other restricted payments, engage in certain transactions with affiliates, restrict dividends or payments from subsidiaries and create liens on their assets. All of these limitations and prohibitions, however, are subject to a number of important qualifications and exceptions.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement includes a cross acceleration provision which is substantially the same as that in Products Corporation’s 9 1/2% Senior Notes that provides that it shall be an event of default under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement if any debt (as defined in such agreement) of Products Corporation or any of its significant subsidiaries (as defined in such agreement) is not paid within any applicable grace period after final maturity or is accelerated by the holders of such debt because of a default and the total principal amount of the portion of such debt that is unpaid or accelerated exceeds $25.0 million and such default continues for 10 days after notice from MacAndrews & Forbes. If any such event of default occurs, MacAndrews & Forbes may declare the MacAndrews & Forbes Senior Subordinated Term Loan to be due and payable immediately.
     The MacAndrews & Forbes Senior Subordinated Term Loan Agreement also contains other customary events of default for loan agreements of such type, including, subject to applicable grace periods, nonpayment of any principal or interest when due under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement, non-compliance with any of the material covenants in the MacAndrews & Forbes Senior Subordinated Term Loan Agreement, any representation or warranty being incorrect, false or misleading in any material respect, or the occurrence of certain bankruptcy, insolvency or similar proceedings by or against Products Corporation or any of its significant subsidiaries.
     Upon any change of control (as defined in the MacAndrews & Forbes Senior Subordinated Term Loan Agreement), Products Corporation is required to repay the MacAndrews & Forbes Senior Subordinated Term Loan in full, after fulfilling an offer to repay Products Corporation’s 9 1/2% Senior Notes and to the extent permitted by Products Corporation’s 2006 Credit Agreements.
     In connection with the closing of the MacAndrews & Forbes Senior Subordinated Term Loan, Revlon, Inc. and MacAndrews & Forbes entered into a letter agreement in January 2008 pursuant to which Revlon, Inc. agreed that if Revlon, Inc. conducts any equity offering before the full payment of the MacAndrews & Forbes Senior Subordinated Term Loan, and if MacAndrews & Forbes and/or its affiliates elects to participate in any such offering, MacAndrews & Forbes and/or its affiliates may pay for any shares it acquires in such offering either in cash or by tendering debt valued at its face amount under the MacAndrews & Forbes Senior Subordinated Term Loan Agreement, including any accrued but unpaid interest, on a dollar for dollar basis or in any combination of cash and such debt. Revlon, Inc. is under no obligation to conduct an equity offering and MacAndrews & Forbes and its affiliates are under no obligation to subscribe for shares should Revlon, Inc. elect to conduct an equity offering.
     B. Discontinued Operations
     In July 2008, the Company consummated the disposition of its non-core Bozzano business, a leading men’s hair care and shaving line of products, and certain other non-core brands, including Juvena and Aquamarine, which were sold by the Company only in the Brazilian market (the “Bozzano Sale Transaction”). The transaction was effected through the sale of the Company’s indirect Brazilian subsidiary, Ceil Comércio E Distribuidora Ltda. (“Ceil”), to Hypermarcas S.A., a Brazilian publicly-traded, consumer products corporation. The purchase price was approximately $107 million in cash, including approximately $3 million in cash on Ceil’s balance sheet on the closing date. Net proceeds, after the payment of taxes and transaction costs, are expected to be approximately $95 million.
     On September 3, 2008, the Company used $63.0 million of the net proceeds from the Bozzano Sale Transaction to repay $63.0 million in aggregate principal amount of the $170 million MacAndrews & Forbes Senior Subordinated Term Loan, which matures on August 1, 2009.

REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(all tabular amounts in millions, except share and per share amounts)
     The consolidated balance sheets at December 31, 2007 and 2006, respectively, were updated to reflect the assets and liabilities of the Ceil subsidiary as discontinued operations. The following table summarizes Ceil’s balance sheets, excluding intercompany balances eliminated in consolidation, at December 31, 2007 and 2006, respectively:

	2007	2006
Assets:
Cash and cash equivalents	$1.7	$0.2
Trade receivables, less allowance for doubtful accounts of $0.8 and $0.5 as of December 31, 2007 and 2006, respectively	6.5	7.0
Inventories	3.4	3.7
Prepaid expenses and other	5.0	4.8

Total current assets	16.6	15.7

Property, plant and equipment, net	1.0	1.0
Other assets	0.3	0.2
Goodwill, net	3.5	3.5

Total long-term assets	4.8	4.7

Total assets	$21.4	$20.4

Liabilities:
Short-term borrowings	$0.4	$4.6
Accounts payable	1.2	0.9
Accrued expenses and other	7.4	5.6

Total current liabilities	9.0	11.1

Other long-term liabilities	1.9	5.2

Total liabilities	$10.9	$16.3

     The statements of income for each of the years ended December 31, 2007, 2006 and 2005, respectively, were adjusted to reflect the Ceil subsidiary (which was previously reported in the Latin America region) as discontinued operations. The following table summarizes the results of the Ceil discontinued operations for each of the years ended December 31, 2007, 2006 and 2005, respectively:

	2007	2006	2005
Net sales	$33.0	$32.7	$28.8
Income before income taxes	3.4	0.8	1.9
Provision for income taxes	0.5	—	0.3
Net Income	2.9	0.8	1.6
     C. 1-for-10 Reverse Stock Split
     On September 15, 2008, Revlon, Inc. effected a reverse stock split of Revlon, Inc.’s Class A and Class B Common Stock at a split ratio of 1-for-10 and opened for trading on the NYSE on a post-split basis on September 16, 2008. After giving effect for the 1-for-10 reverse stock split, selected share data as of December 31, 2007 was as follows:

	Shares Prior to	Shares After Reverse
	Reverse Stock Split	Stock Split
Outstanding stock options	21,680,968	2,168,096
Outstanding unvested restricted stock	11,648,067	1,164,806
Shares available for issuance under Third Amended Restated Revlon, Inc. Stock Plan	65,650,000	6,565,000

Schedule II
REVLON CONSUMER PRODUCTS CORPORATION AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
Years Ended December 31, 2007, 2006 and 2005
(dollars in millions)

	Balance at	Charged to			Balance at
	Beginning	Cost and	Other		End of
	Year	Expenses	Deductions		Year
Year ended December 31, 2007:
Applied against asset accounts:
Allowance for doubtful accounts	$3.5	$(0.4)	$0.4	(1)	$3.5
Allowance for volume and early payment discounts	$13.7	$52.1	$(50.6	)(2)	$15.2

Year ended December 31, 2006:
Applied against asset accounts:
Allowance for doubtful accounts	$4.8	$(1.9)	$0.6	(1)	$3.5
Allowance for volume and early payment discounts	$13.8	$52.1	$(52.2	)(2)	$13.7

Year ended December 31, 2005:
Applied against asset accounts:
Allowance for doubtful accounts	$5.5	$0.5	$(1.2	)(1)	$4.8
Allowance for volume and early payment discounts	$13.4	$49.6	$(49.2	)(2)	$13.8

(1)	Doubtful accounts written off, less recoveries, reclassifications and foreign currency translation adjustments.

(2)	Discounts taken, reclassifications and foreign currency translation adjustments.